Exhibit 4.8

BRITANNIA POINTE GRAND BUSINESS PARK

LEASE

This Lease (the "Lease"), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the "Summary"), below, is made by and between BRITANNIA POINTE GRAND LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), and COMPUGEN USA, INC., a Delaware corporation ("Tenant").

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION
1. Date:	December 12, 2013
2. Premises (Article 1).
2.1 Building:	250 East Grand Avenue South San Francisco, California Containing approximately 45,554 rentable square feet.
2.2 Premises:	Approximately 12,560 rentable square feet of space consisting of Suite 65 in the Building, as further set forth in Exhibit A to the Lease.
3. Lease Term (Article 2).
3.1 Length of Term:	Approximately four (4) years.
3.2 Lease Commencement Date:

The date upon which the Premises is "Ready for Occupancy," as that term is set forth in Section 3(a) of the Tenant Work Letter, attached to the Lease as Exhibit B, which Lease Commencement Date is anticipated to be June 1, 2014.

3.3 Lease Expiration Date:
If the Lease Commencement Date shall be the first day of a calendar month, then the day immediately preceding the fourth (4th) anniversary of the Lease Commencement Date; or, if the Lease Commencement Date shall be other than the first day of a calendar month, then the last day of the month in which the fourth (4th) anniversary of the Lease Commencement Date occurs.

4. Base Rent (Article 3):

Lease Year	Monthly Installment of Base Rent	Approximate Monthly Base Rent per Rentable Square Foot
1	$18,900.00	$2.70
2	$34,916.80	$2.78
3	$35,921.60	$2.86
4	$37,052.00	$2.95

*Note:  During the first twelve (12) months of the Lease Term, Base Rent has been calculated as if the Premises contained only 7,000 rentable square feet of space.  Notwithstanding the method of Base Rent calculation, for all other purposes the Premises shall be deemed to contain 12,560 rentable square feet of space.

5. Tenant Improvements (Exhibit B):	Landlord to provide "turn-key" improvements at Landlord's sole cost and expense as provided in the Tenant Work Letter attached hereto as Exhibit B.
6. Tenant's Share (Article 4):

Approximately 27.57% of the Building.

The initial estimated Direct Expenses payable by Tenant hereunder are $0.62 per square foot per month, which estimated is based on Landlord’s most current information regarding Direct Expenses for calendar year 2014.

7. Permitted Use (Article 5):

The Premises shall be used only for general office, research and development, engineering, laboratory, storage and/or warehouse uses, including, but not limited to, administrative offices and other lawful uses reasonably related to or incidental to such specified uses, all (i) consistent with first class life sciences projects in South San Francisco, California ("First Class Life Sciences Projects"), and (ii) in compliance with, and subject to, applicable laws and the terms of this Lease.

8. Security Deposit (Article 21):	$74,104.00.
9. Parking (Article 28):	2.8 unreserved parking spaces for every 1,000 rentable square feet of the Premises, subject to the terms of Article 28 of the Lease.

10. Address of Tenant (Section 29.18):	Compugen USA, Inc. 260 East Grand Ave. South San Francisco, California 94080 Attention: John Hunter (Prior to Lease Commencement Date) And
Compugen USA, Inc. 250 East Grand Avenue, Suite 65 South San Francisco, California 94080 Attention: John Hunter (After Lease Commencement Date)
11. Address of Landlord (Section 29.18):	See Section 29.18 of the Lease.
12. Broker (Section 29.24):	CBRE, Inc.
13. Guarantor (Section 29.32):	Compugen, Ltd.

1.	PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1           Premises, Building, Project and Common Areas.

1.1.1           The Premises.  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the "Premises").  The outline of the Premises is set forth in Exhibit A attached hereto.  The outline of the "Building" and the "Project," as those terms are defined in Section 1.1.2 below, are further depicted on the Site Plan attached hereto as Exhibit A-1.  The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance.  The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the "Common Areas," as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the "Project," as that term is defined in Section 1.1.2, below.  Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B (the "Tenant Work Letter"), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises.  Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease and the Tenant Work Letter (including, without limitation, Landlord’s obligation to cause the completion of the Landlord Work (as defined in Section 1.1 of the Tenant Work Letter) and correct any deficiencies in the construction of the Landlord Work, as and to the extent set forth in the Tenant Work Letter).  The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair, except with respect to deficiencies and latent defects to the extent provided in the Tenant Work Letter.  Upon the date Tenant accepts possession of the Premises, the Building Systems shall be in good working condition and repair, and Landlord hereby covenants that the Building Systems shall remain in good working condition for a period of one (1) year following the date Tenant takes possession under this Lease.  Notwithstanding anything in this Lease to the contrary, Landlord shall, at Landlord's sole cost and expense (which shall not be deemed an "Operating Expense," as that term is defined in Section 4.2.4), repair or replace any failed or inoperable portion of the Building Systems during such one (1) year period ("Landlord’s One Year Warranty"), provided that the need to repair or replace was not caused by the misuse, misconduct, damage, destruction, omissions, and/or negligence of Tenant, its subtenants and/or assignees, if any, or any company which is acquired, sold or merged with Tenant (collectively, "Tenant Damage"), or by any modifications, Alterations or improvements constructed by or on behalf of Tenant.  To the extent repairs which Landlord is required to make pursuant to this Section 1.1.1 are necessitated in part by Tenant Damage, then Tenant shall reimburse Landlord for an equitable proportion of the cost of such repair.  In addition, to the extent that as of the delivery of the Premises to Tenant (a) the Premises are not in compliance with applicable laws (including the Americans With Disabilities Act) to the extent required to allow the legal occupancy of the Premises, Landlord shall remedy any such non-compliance at Landlord's sole cost and expense.  If as of the date of delivery of the Premises to Tenant the Premises are found to contain any asbestos containing material or other "Hazardous Materials" (as defined in Section, 5.3.1.1 below) in violation of applicable laws, Landlord will remedy such violation of applicable laws at Landlord's sole cost and expense.  Following the date the Premises are delivered to Tenant, Tenant shall have access to the Premises, the Building, and the parking areas serving the Building twenty-four) hours per day, seven (7) days per week, every day of the year during the Lease Term, subject to all applicable laws, Landlord’s reasonable access control procedures, and the terms of this Lease.

1.1.2           The Building and The Project.  The Premises constitutes a part of the building set forth in Section 2.1 of the Summary (the "Building").  The Building is part of an office/laboratory project currently known as Britannia Pointe Grand Business Park."  The term "Project," as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building and the Common Areas are located, (iii) the other office/laboratory buildings located in Britannia Pointe Grand Business Park, and the land upon which such adjacent office/laboratory buildings are located, and (iv) at Landlord's discretion, any additional real property, areas, land, buildings or other improvements added thereto outside of the Project.

1.1.3           Common Areas.  Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, are collectively referred to herein as the "Common Areas").  The Common Areas shall be maintained and operated by Landlord in a condition consistent with other First Class Life Sciences Projects, and the use thereof shall be subject to such reasonable rules, regulations and restrictions as Landlord may make from time to time for all tenants of the Project.  Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, provided that, in connection therewith, Landlord shall perform such closures, alterations, additions or changes in a commercially reasonable manner and, in connection therewith, shall use commercially reasonable efforts to minimize any material interference with Tenant's use of and access to the Premises, and provided that Tenant’s use of the Premises and parking areas and access thereto is not materially adversely affected thereby.

1.1.4           Outside Delivery Date.  In the event that Landlord fails to cause the Premises to be Ready for Occupancy on or before September 1, 2014 (the "Outside Date"), for any reason other than a Force Majeure Delay or a Tenant Delay (as defined and referenced below, respectively), then Tenant's sole and exclusive remedy at law or in equity for Landlord's failure to cause the Premises to be Ready for Occupancy on or prior to the Outside Date shall be to terminate this Lease pursuant to the terms of this Section 1.1.4.  If Landlord does not cause the Premises to be Ready for Occupancy on or before the Outside Date, then Tenant shall have the right to deliver a notice to Landlord (an "Outside Date Termination Notice") electing to terminate this Lease effective upon the date (the "Effective Termination Date") occurring five (5) business days following receipt by Landlord of the Outside Date Termination Notice.  The Outside Date Termination Notice must be delivered by Tenant to Landlord, if at all, not earlier than the Outside Date (as the same may be extended pursuant to the terms of Section 3.1.3, below) nor later than ten (10) business days after the Outside Date.  In the event that Tenant fails to timely deliver the Outside Date Termination Notice to Landlord on or before such ten (10) business days, then Tenant's right to terminate the Lease pursuant to the terms of this Section 1.1.4 shall be deemed terminated and without any further force or effect.  In the event that Tenant delivers to Landlord the Outside Date Termination Notice in accordance with the terms of this Section 1.1.4, then this Lease shall automatically terminate and be of no further force or effect, and Landlord and Tenant shall be relieved of their respective obligations under this Lease, as of the Effective Termination Date, provided that, Landlord shall, within thirty (30) days following the Effective Termination Date, return to Tenant the Security Deposit and any prepaid Base Rent paid by Tenant under this Lease.  The Scheduled Delivery Date and the Outside Date shall each be extended to the extent of any delays beyond the reasonable control of Landlord, including any delay or delays caused by "Force Majeure," as that term is defined in Section 29.16 of this Lease (a “Force Majeure Delay”), and any "Tenant Delay," as that term is defined in Section 1(j) of the Tenant Work Letter.

1.1.5           No Holdover Obligations.  In the event that the Premises are not Ready for Occupancy on or before June 30, 2014 (the "Delivery Delay"), and, as the result of such Delivery Delay Tenant is unable to vacate its existing Premises in the building of the Project located at 260 East Grand Avenue (the "Existing Space"), then, notwithstanding the terms of Tenant's sublease in such Existing Space (the "Sublease"), or of the lease to which such sublease is subject (the "Prime Lease"), Landlord will not charge any additional "holdover rent" (i.e., any increased rent above the rental rates payable as of the expiration of such lease or sublease) to Tenant under its sublease, or to the tenant under the Prime Lease, for the period from June 20, 2014, through the date the Premises are Ready for Occupancy, nor shall Landlord hold Tenant or the tenant under the Prime Lease liable for any direct or consequential damages arising from some holdover where it is caused by a Delivery Delay.

1.2           Rentable Square Feet of Premises.  The rentable square footage of the Premises is hereby deemed to be as set forth in Section 2.2 of the Summary, and shall not be subject to measurement or adjustment during the Lease Term.

1.3           Right of First Offer.  Landlord hereby grants to the Tenant named in the Summary (the "Original Tenant") and its "Permitted Transferees," as defined in Section 14.8, below, an ongoing  right of first offer with respect to the separately demised space directly contiguous to the Premises (the "First Offer Space").  Notwithstanding the foregoing, such first offer right of Tenant shall commence only following the expiration or earlier termination of the existing lease (including any renewals) of the First Offer Space, and such right of first offer shall be subordinate to all existing rights currently held by CytoKinetics, Inc., under its existing Lease in the Project, including any renewal, extension or expansion rights set forth in any such lease, regardless of whether such renewal, extension or expansion rights are executed strictly in accordance with their terms, or pursuant to a lease amendment or a new lease (the "Superior Right Holder") with respect to such First Offer Space.  Tenant's right of first offer shall not be applicable during any Option Term.  Tenant's right of first offer shall be on the terms and conditions set forth in this Section 1.3.

1.3.1           Procedure for Offer.  Landlord shall notify Tenant (the "First Offer Notice") from time to time when the First Offer Space or any portion thereof becomes available for lease to third parties, provided that no Superior Right Holder wishes to lease such space pursuant to such superior right.  Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space.  The First Offer Notice shall describe the space so offered to Tenant and shall set forth the "First Offer Rent," as that term is defined in Section 1.3.3 below, and the other economic terms upon which Landlord is willing to lease such space to Tenant.

1.3.2           Procedure for Acceptance.  If Tenant wishes to exercise Tenant's right of first offer with respect to the space described in the First Offer Notice, then within ten (10) days of delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant's election to exercise its right of first offer with respect to the entire space described in the First Offer Notice on the terms contained in such notice.  If Tenant elects to exercise the right of first offer, such space shall be leased upon the terms and conditions contained in the first offer notice, and otherwise upon all of the terms and conditions of this Lease.  If Tenant does not so notify Landlord within the ten (10) day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires; provided that, if Landlord desires to lease the space described in the First Offer Notice to a third party for a net effective rent per square foot that is less than 95% of the rent set forth in the First Offer Notice, or fails to enter into a lease upon such terms within six (6) months of the First Offer Notice, then Tenant’s first offer right under this Lease shall revive and Landlord shall comply with the requirements of this Section 1.3 before leasing such space to any third party.  Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

1.3.3           First Offer Space Rent.  The "Rent," as that term is defined in Section 4.1, below, payable by Tenant for the First Offer Space (the "First Offer Rent") shall be equal to the "Fair Rental Value", as defined in Section 2.2.2, below, as of the "First Offer Commencement Date," as that term is defined in Section 1.3.5, below.

1.3.4           Construction In First Offer Space.  Tenant shall take the First Offer Space in its "as is" condition, subject to any improvement allowance granted as a component of the Fair Rental Value, and the construction of improvements in the First Offer Space shall comply with the terms of Article 8 of this Lease.

1.3.5           Amendment to Lease.  If Tenant timely exercises Tenant's right to lease the First Offer Space as set forth herein, Landlord and Tenant shall promptly thereafter execute an amendment to this Lease for such First Offer Space upon the terms and conditions as set forth in the First Offer Notice and this Section 1.3.  Tenant shall commence payment of Rent for the First Offer Space, and the term of the First Offer Space shall commence upon the date of delivery of the First Offer Space to Tenant (the "First Offer Commencement Date") and terminate on the date set forth in the First Offer Notice.  Failure of either party to enter into such amendment shall not release such party from its obligations with respect to the First Offer Space.

1.3.6           Termination of Right of First Offer.  The rights contained in this Section 1.3 shall be personal to the Original Tenant and its Permitted Transferees, and may only be exercised by the Original Tenant or a Permitted Transferee (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in this Lease).  The right of first offer granted herein shall terminate as to particular First Offer Space upon the failure by Tenant to exercise its right of first offer with respect to such First Offer Space as offered by Landlord.  Tenant shall not have the right to lease First Offer Space, as provided in this Section 1.3, if, as of the date of the attempted exercise of any right of first offer by Tenant, Tenant is in default under this Lease, after the expiration of any applicable notice and cure period.

2.	LEASE TERM; OPTION TERM

2.1           Lease Term.  The terms and provisions of this Lease shall be effective as of the date of this Lease.  The term of this Lease (the "Lease Term") shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the "Lease Commencement Date"), and shall terminate on the date set forth in Section 3.3 of the Summary (the "Lease Expiration Date") unless this Lease is sooner terminated as hereinafter provided.  For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) month period during the Lease Term.  At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within five (5) business days of receipt thereof.

2.2           Option Term.

2.2.1           Option Right.  Landlord hereby grants the Tenant originally named in this Lease (the “Original Tenant”), its Permitted Transferees, or any assignee of Tenant's entire interest in this Lease approved by Landlord in accordance with the terms of Article 14, below, one (1) option to extend the Lease Term for a period of three (3) years (the “Option Term”).  Such option to extend shall be exercisable only by written notice delivered by Tenant to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the initial Lease Term, stating that Tenant is thereby irrevocably exercising its option to lease the Premises during the Option Term.  Upon the proper exercise of the option to extend, and provided that, at Landlord’s option, as of the date of delivery of such notice, Tenant is not in default under this Lease, beyond applicable notice and cure periods, and as of the end of the initial Lease Term Tenant is not in default under this Lease, the Lease Term shall be extended for a period of three (3) years.  In the event that Tenant fails to timely and appropriately exercise its initial option to extend the Lease Term in accordance with the terms of this Section 2.2, then such option shall automatically terminate and shall be of no further force or effect.

2.2.2           Option Rent.  The annual Rent payable by Tenant during the Option Term (the "Option Rent") shall be equal to the "Fair Rental Value," as that term is defined below, for the Premises as of the commencement date of the Option Term.  The "Fair Rental Value," as used in this Lease, shall be equal to the annual rent per rentable square foot on a net basis, including all escalations, at which tenants (pursuant to leases consummated within the twelve (12) month period preceding the first day of the Option Term), are leasing non-sublease, non-encumbered, non-equity space which is not significantly greater or smaller in size than the subject space, with a comparable level of improvements (excluding any property that Tenant would be allowed to remove from the Premises at the termination of the Lease), for a comparable lease term, in an arm's length transaction, which comparable space is located in the "Comparable Buildings," as that term is defined in this Section 2.2.2, below (transactions satisfying the foregoing criteria shall be known as the "Comparable Transactions"), taking into consideration the following concessions (the "Concessions"):  (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, and taking into account the value, if any, of the existing improvements in the subject space, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same can be utilized by a general office user other than Tenant; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Fair Rental Value, no consideration shall be given to (i) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant's exercise of its right to extend the Lease Term, or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space, and (ii) any period of rental abatement, if any, granted to tenants in comparable transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces.  If the stock of the Guarantor is no longer traded on a national public stock exchange, then the Fair Rental Value shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant's Rent obligations in connection with Tenant's lease of the Premises during the Option Term.  Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants).  The Concessions (A) shall be reflected in the effective rental rate (which effective rental rate shall take into consideration the total dollar value of such Concessions as amortized on a straight-line basis over the applicable term of the Comparable Transaction (in which case such Concessions evidenced in the effective rental rate shall not be granted to Tenant)) payable by Tenant, or (B) at Landlord’s election, all such Concessions shall be granted to Tenant in kind.  The term “Comparable Buildings” shall mean the Building and those other comparable life sciences buildings which are comparable to the Building in terms of age (based upon the date of completion of construction or major renovation of to the building), quality of construction, level of services and amenities, size and appearance, and are located in South San Francisco, California and the surrounding commercial area.  Notwithstanding any provision to the contrary contained in this Section 2.2.2, Landlord and Tenant hereby acknowledge and agree that if there are not a sufficient number of Comparable Transactions with a comparable term to the Option Term to determine the Fair Rental Value for a lease of such duration, then the Fair Rental Value for purposes of Section 2.2.2 shall be equal to that of Comparable Transactions with a term of up to five (5) years, provided that the concessions shall be appropriately prorated on a fractional basis to account for the shorter term of the Option Term.

2.2.3           Determination of Option Rent.  In the event Tenant timely and appropriately exercises an option to extend the Lease Term, Landlord shall notify Tenant of Landlord's determination of the Option Rent within thirty (30) days thereafter.  If Tenant, on or before the date which is ten (10) days following the date upon which Tenant receives Landlord's determination of the Option Rent, in good faith objects to Landlord's determination of the Option Rent, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts.  If Landlord and Tenant fail to reach agreement within ten (10) days following Tenant's objection to the Option Rent (the "Outside Agreement Date"), then Tenant shall have the right to withdraw its exercise of the option by delivering written notice thereof to Landlord within five (5) days thereafter, in which event Tenant’s right to extend the Lease pursuant to this Section 2.2 shall be of no further force or effect.  If Tenant does not withdraw its exercise of the extension option, each party shall make a separate determination of the Option Rent, as the case may be, within ten (10) days after the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.3.1 through 2.2.3.7, below.  If Tenant fails to object to Landlord's determination of the Option Rent within the time period set forth herein, then Tenant shall be deemed to have objected to Landlord's determination of Option Rent.

2.2.3.1                      Landlord and Tenant shall each appoint one arbitrator who shall be a real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the appraisal of other class A life sciences buildings located in the South San Francisco market area.  The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Option Rent is the closest to the actual Option Rent, taking into account the requirements of Section 2.2.2 of this Lease, as determined by the arbitrators.  Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date.  Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions.  The arbitrators so selected by Landlord and Tenant shall be deemed "Advocate Arbitrators."

2.2.3.2                      The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator ("Neutral Arbitrator") who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators, except that neither the Landlord or Tenant or either parties' Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance.  The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord's counsel and Tenant’s counsel.

2.2.3.3                      The three arbitrators shall, within thirty (30) days of the appointment of the Neutral Arbitrator, reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Option Rent, and shall notify Landlord and Tenant thereof.

2.2.3.4                      The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

2.2.3.5                      If either Landlord or Tenant fails to appoint an Advocate Arbitrator  within fifteen (15) days after the Outside Agreement Date, then either party may petition the presiding judge of the Superior Court of San Mateo County to appoint such Advocate Arbitrator subject to the criteria in Section 2.2.3.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.

2.2.3.6                      If the two (2) Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator within ten (10) business days after the appointment of the last appointed Advocate Arbitrator, then either party may petition the presiding judge of the Superior Court of San Mateo County to appoint the Neutral Arbitrator, subject to criteria in Section 2.2.3.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.

2.2.3.7                      The cost of the arbitration shall be paid by Landlord and Tenant equally.

2.2.3.8                      In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent initially provided by Landlord to Tenant, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts of Option Rent due, and the appropriate party shall make any corresponding payment to the other party.

3.    BASE RENT Tenant shall pay, without prior notice or demand, to Landlord or Landlord's agent at the management office of the Project, or, at Landlord's option, at such other place as Landlord may from time to time designate in writing reasonably in advance of such change taking effect, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent ("Base Rent") as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary  in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever.  The Base Rent for the first full month of the Lease Term shall be paid at the time of Tenant's execution of this Lease.  If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent.  All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

4.	ADDITIONAL RENT

4.1           General Terms.

4.1.1           Direct Expenses; Additional Rent.  In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay "Tenant's Share" of the annual "Direct Expenses," as those terms are defined in Sections 4.2.6 and 4.2.2 of this Lease, respectively.  Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the "Additional Rent", and the Base Rent and the Additional Rent are herein collectively referred to as "Rent."  All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent.  Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.  Notwithstanding the foregoing, other than Tax Expenses (the "Excluded Expenses"), Tenant shall not be responsible for Tenant's Share of any Direct Expenses which are first billed to Tenant more than eighteen (18) months after the end of the Expense Year to which such Direct Expenses relate.

4.1.2           Triple Net Lease.  Landlord and Tenant acknowledge that, except as otherwise provided to the contrary in this Lease, it is their intent and agreement that this Lease be a "TRIPLE NET" lease and that as such, the provisions contained in this Lease are intended to pass on to Tenant or reimburse Landlord for the costs and expenses reasonably associated with this Lease, the Building and the Project, and Tenant's operation therefrom.  To the extent such costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, such costs and expenses shall be paid by Landlord but reimbursed by Tenant as Additional Rent.

4.2           Definitions of Key Terms Relating to Additional Rent.  As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1           Intentionally Deleted.

4.2.2           "Direct Expenses" shall mean "Operating Expenses" and "Tax Expenses."

4.2.3           "Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant's Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4           "Operating Expenses" shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof, and shall be calculated under sound real estate accounting and management principles consistently applied from year to year.  Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following:  (i) the cost of supplying all utilities (except to the extent separately metered or submetered and paid for by Tenant or by other tenants), the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project and Premises as reasonably determined by Landlord; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area operation, repair, restoration, and maintenance; (vi) fees and other costs, including management and/or incentive fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) subject to item (f), below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial service to the Common Areas and other non-tenant occupied areas of the Project (i.e., other than the cost of any such janitorial services supplied to any tenant-occupied space in the Project), alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including reasonable interest on the unamortized cost, not to exceed 8% per annum) over such useful life as Landlord shall reasonably determine (in a manner consistent with the useful life determinations of Comparable Buildings), of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, or to reduce current or future Operating Expenses (but in each case only to the extent of reasonably expected annual savings), (B) that are required to comply with future governmentally mandated conservation programs, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition (not including any replacement of or capital repair to the roof membrane, the costs of which shall not be included in Operating Expenses), or (D) that are required under any governmental law or regulation (but not including costs required to comply with laws or regulations that are currently in effect); provided, however, that any capital expenditure shall be amortized (including reasonable interest on the amortized cost, not to exceed 8% per annum) over such useful life as Landlord shall reasonably determine (in a manner consistent with the useful life determinations of Comparable Buildings); and (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute "Tax Expenses" as that term is defined in Section 4.2.5, below, and (xv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building, including, without limitation, any covenants, conditions and restrictions affecting the property, and reciprocal easement agreements affecting the property, any parking licenses, and any agreements with transit agencies affecting the Property (collectively, "Underlying Documents").  Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a)           costs, including legal fees, space planners' fees, advertising and promotional expenses (except as otherwise set forth above), and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for tenants or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);

(b)           except for amortized costs and interest as expressly set forth in items (xii) and (xiii), above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest;

(c)           costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant's carrier or by anyone else, and electric power costs for which any tenant directly contracts with the local public service company;

(d)           any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(e)           costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project).  Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord's interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

(f)            the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager;

(g)           amount paid as ground rental for the Project by the Landlord;

(h)           except for a Project management fee to the extent allowed pursuant to item (l) below, overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(i)            any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord;

(j)            rentals and other related expenses incurred in leasing heating, ventilating and air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing engineering, janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project ;

(k)           all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(l)            any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(m)           rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the comparable buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;

(n)           costs arising from the gross negligence or willful misconduct of Landlord in connection with this Lease or Landlord's breach of this Lease or other leases of the Project;

(o)           costs incurred to comply with laws relating to the removal of hazardous material (as defined under applicable law) which was in existence in the Building or on the Project prior to the Lease Commencement Date, and was of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto; and costs incurred to remove, remedy, contain, or treat hazardous material, which hazardous material is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project and is of such a nature, at that time, that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto;

(p)           costs of improvements, repairs, or replacements which would be capitalized under generally accepted accounting principles, except as set forth in clause (xiii) above;

(q)           interest, fines or penalties for late payment or violations of Applicable Laws (as that term is defined in Article 24, below) by Landlord, except to the extent incurring such expense is caused by a corresponding late payment or violation of an Applicable Law by Tenant, in which event Tenant shall be responsible for the full amount of such expense;

(r)            fees payable by or to Landlord for management of the Project in excess of three percent (3%) of Landlord's gross revenues;

(s)           legal, auditing, consulting and professional fees and other costs paid or incurred in connection with financings, refinancings or sales of any interest in Landlord or of Landlord’s interest in the Building or the Project or in connection with any ground lease (including, without limitation, recording costs, mortgage recording taxes, title insurance premiums and other similar costs, but excluding those legal, auditing, consulting and professional fees and other costs incurred in connection with the normal and routine maintenance and operation of the Building and/or the Project);

(t)            costs for the original construction and development of the Building and costs for the repair or replacement of any structural portion of the Building made necessary as a result of defects in the original design, workmanship or materials;

(u)           the cost of any items to the extent to which such cost is reimbursed to Landlord by tenants of the Project (other than as a reimbursement of operating expenses), or other third parties, or is covered by a warranty to the extent of reimbursement for such coverage;

(v)           the cost of repairs or replacements incurred by reason of fire or other casualty, or condemnation; and

(w)          contributions to charitable or political organizations.

4.2.5           Taxes.

4.2.5.1                      "Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof, but excluding fines, default interest and penalties associated with Landlord’s late payment or non-payment of any such expenses for the Building or the Project), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.

4.2.5.2                      Tax Expenses shall include, without limitation:  (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross receipts tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises or the improvements thereon.

4.2.5.3                      Any reasonable costs and expenses (including, without limitation, reasonable attorneys' and consultants' fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are incurred.  Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year.  If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant's Share of any such increased Tax Expenses.  Notwithstanding anything to the contrary contained in this Section 4.2.5, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, recordation taxes, capital levy taxes, deed transfer taxes, transfer of economic interest taxes, impact fees and other taxes to the extent applicable to Landlord's net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any interest or penalties incurred by Landlord for the late payment of any taxes be included in Taxes, and (iv) any items paid by Tenant under Section 4.5 of this Lease.

4.2.6           "Tenant's Share" shall mean the percentage set forth in Section 6 of the Summary.

4.3           Allocation of Direct Expenses. The parties acknowledge that the Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Project (i.e., the Direct Expenses) should be shared between the Building and the other buildings in the Project.  Accordingly, as set forth in Section 4.2 above, Direct Expenses (which consist of Operating Expenses and tax Expenses) are determined annually for the Project as a whole, and a portion of the Direct Expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the Building (as opposed to other buildings in the Project).  Such portion of Direct Expenses allocated to the Building shall include all Direct Expenses attributable solely to the Building and an equitable portion of the Direct Expenses attributable to the Project as a whole, and shall not include Direct Expenses attributable solely to other buildings in the Project.

4.4           Calculation and Payment of Additional Rent.  Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, Tenant's Share of Direct Expenses for each Expense Year.

4.4.1           Statement of Actual Direct Expenses and Payment by Tenant.  Landlord shall endeavor to give to Tenant following the end of each Expense Year, a statement (the "Statement") which shall state the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant's Share of Direct Expenses.  Landlord shall use commercially reasonable efforts to provide such Statement to Tenant on or before April 30 of the calendar year following the applicable Expense Year.  Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, by the later of thirty (30) days after receiving such statement or with its next installment of Base Rent due, the full amount of Tenant's Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as "Estimated Direct Expenses," as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant's Share of Direct Expenses, Tenant shall receive a credit in the amount of Tenant's overpayment against Rent next due under this Lease until exhausted, or shall receive a refund of such overpayment to the extent it exceeds the remaining Rent due under the Lease.  The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4, subject to Section 4.1.1, above.  Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Direct Expenses for the Expense Year in which this Lease terminates, Tenant shall immediately pay to Landlord such amount, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant's Share of Direct Expenses, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment.  The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term.

4.4.2           Statement of Estimated Direct Expenses.  In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant's Share of Direct Expenses (the "Estimated Direct Expenses").  The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary.  Thereafter, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.2).  Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator.  Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.5           Taxes and Other Charges for Which Tenant Is Directly Responsible.  Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant's equipment, furniture, fixtures and any other personal property located in or about the Premises.  If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.6           Landlord's Books and Records.  Notwithstanding anything to the contrary contained in this Lease, if, within ninety (90) days after receipt of a Statement by Tenant, Tenant (i) reasonably disputes any amounts set forth in any Statement described above in this Article 4, and (ii) is not then in monetary or material non-monetary default under this Lease (beyond the expiration of any applicable notice and cure period expressly set forth in this Lease), then Tenant shall have the right to cause Landlord’s books and records to be audited by a nationally recognized firm of certified public accountants reasonably approved by Landlord, at no cost or expense to Landlord, which has prior experience in the review of financial statements and which shall not have provided primary accounting services to Tenant within the immediately preceding three (3) year period and which shall not be retained by Tenant on a contingency fee basis; provided, however, Tenant shall not have the right to perform any such audit more than one (1) time for any Expense Year during the Lease Term.  Any audit conducted by or on behalf of Tenant shall be completed in a diligent manner and timely manner (but in any event within two (2) months after Tenant initially disputes the applicable Statement) and shall be performed at Landlord’s office in California during Landlord’s normal business hours and in a manner so as to minimize interference with Landlord’s business operations.  Tenant agrees to keep, and to cause Tenant's accountant and its employees to keep, all information revealed by any audit of Landlord’s books and records strictly confidential and not to disclose any such information or permit any such information to be disclosed to anyone other than Landlord, unless compelled to do so by a court of law or any Applicable Law, statute, code, rule or regulation, and Tenant and its accountant and their employees shall sign a confidentiality agreement reflecting such confidentiality.  Tenant’s audit shall be limited to an on-site review of Landlord’s general ledger of accounts and supporting documentation.  If after such audit, Landlord and Tenant dispute the results of such audit, at Tenant's request, a certified public accounting firm selected by Landlord, and reasonably approved by Tenant, shall, at Tenant's cost, conduct an audit of the relevant Direct Expenses.  The amounts payable under this Section 4.6 by Landlord to Tenant or by Tenant to Landlord, as the case may be, will be appropriately adjusted on the basis of such audit (or the audit performed by Tenant, if Landlord does not dispute the results thereof).  If such audit (or the audit performed by Tenant, if Landlord does not dispute the results thereof) discloses an overstatement of Direct Expenses in excess of five percent (5%) for such Expense Year, Landlord shall reimburse Tenant for the reasonable cost of both audits; otherwise the cost of such audits shall be borne by Tenant. Any overpayment of Direct Expenses revealed by such audits shall be promptly refunded by Tenant to Landlord. Tenant agrees that this Section 4.6 shall be the sole method to be used by Tenant to dispute the amount of any Direct Expenses payable by Tenant pursuant to the terms of this Lease, and Tenant hereby waives any other rights at law or in equity relating thereto.

5.	USE OF PREMISES

5.1           Permitted Use.  Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord's sole discretion.

5.2           Prohibited Uses.  Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect, or any Underlying Documents affecting the Project as of the date of this Lease if Landlord has provided written copies thereof to Tenant.  Landlord shall have the right to impose reasonable and customary rule and regulations regarding the use of the Project, as reasonably deemed necessary by Landlord with respect to the orderly operation of the Project, and Tenant shall comply with such reasonable rules and regulations.  Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or reasonably objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.  Tenant shall comply with, and Tenant's rights and obligations under the Lease and Tenant's use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions affecting the Project as of the date of this Lease if Landlord has provided written copies thereof to Tenant.

5.3           Hazardous Materials.

5.3.1           Tenant's Obligations.

5.3.1.1     Prohibitions.  As a material inducement to Landlord to enter into this Lease with Tenant, Tenant has fully and accurately completed Landlord’s Pre-Leasing Environmental Exposure Questionnaire (the “Environmental Questionnaire”), which is attached as Exhibit F.  Tenant agrees that except for those chemicals or materials, and their respective quantities, specifically listed on the Environmental Questionnaire, neither Tenant nor Tenant’s employees, contractors and subcontractors of any tier, entities with a contractual relationship with Tenant (other than Landlord), or any entity acting as an agent or sub-agent of Tenant (collectively, "Tenant's Agents") will produce, use, store or generate any "Hazardous Materials," as that term is defined below, on, under or about the Premises, nor cause or permit any Hazardous Material to be brought upon, placed, stored, manufactured, generated, blended, handled, recycled, used or "Released," as that term is defined below, on, in, under or about the Premises.  If any information provided to Landlord by Tenant on the Environmental Questionnaire, or otherwise relating to information concerning Hazardous Materials is materially false, incomplete, or misleading in any material respect, the same shall be deemed a default by Tenant under this Lease.  Tenant shall deliver to Landlord an updated Environmental Questionnaire at least once a year.  Landlord’s prior written consent shall be required to any Hazardous Materials use for the Premises not described on the initial Environmental Questionnaire, such consent not to be unreasonably withheld if such materials will be used in complance with law and are consistent with biotechnology or research and development uses.  Tenant shall not install or permit any underground storage tank on the Premises.  For purposes of this Lease, "Hazardous Materials" means all flammable explosives, petroleum and petroleum products, waste oil, radon, radioactive materials, toxic pollutants, asbestos, polychlorinated biphenyls (“PCBs”), medical waste, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including without limitation any chemical, element, compound, mixture, solution, substance, object, waste or any combination thereof, which is or may be hazardous to human health, safety or to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, or defined as, regulated as or included in, the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances” under any Environmental Laws.  For purposes of this Lease, "Release" or "Released" or "Releases" shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, or other movement of Hazardous Materials into the environment.

5.3.1.2     Notices to Landlord.  Tenant shall notify Landlord in writing as soon as possible but in no event later than ten (10) days after (i) Tenant has actual notice of the occurrence of any actual, alleged or threatened Release of any Hazardous Material in, on, under, from, about or in the vicinity of the Premises (whether past or present), regardless of the source or quantity of any such Release, or (ii) Tenant becomes aware of any regulatory actions, inquiries, inspections, investigations, directives, or any cleanup, compliance, enforcement or abatement proceedings (including any threatened or contemplated investigations or proceedings) relating to or potentially affecting the Premises, or (iii) Tenant becomes aware of any claims by any person or entity relating to any Hazardous Materials in, on, under, from, about or in the vicinity of the Premises, whether relating to damage, contribution, cost recovery, compensation, loss or injury.  Collectively, the matters set forth in clauses (i), (ii) and (iii) above are hereinafter referred to as “Hazardous Materials Claims”.  Tenant shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports received or generated by or for Tenant in connection with any Hazardous Materials Claims.  Tenant shall not enter into any legal proceeding or other action, settlement, consent decree or other compromise with respect to any Hazardous Materials Claims without first notifying Landlord of Tenant’s intention to do so and affording Landlord the opportunity to join and participate, as a party if Landlord so elects, in such proceedings and in no event shall Tenant enter into any agreements which are binding on Landlord or the Premises without Landlord’s prior written consent.  Landlord shall have the right to appear at and participate in, any and all legal or other administrative proceedings concerning any Hazardous Materials Claim.  For purposes of this Lease, “Environmental Laws” means all applicable present and future laws relating to the protection of human health, safety, wildlife or the environment, including, without limitation, (i) all requirements pertaining to reporting, licensing, permitting, investigation and/or remediation of emissions, discharges, Releases, or threatened Releases of Hazardous Materials, whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials; and (ii) all requirements pertaining to the health and safety of employees or the public.  Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC § 9601, et seq., the Hazardous Materials Transportation Authorization Act of 1994, 49 USC § 5101, et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, and Hazardous and Solid Waste Amendments of 1984, 42 USC § 6901, et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC § 1251, et seq., the Clean Air Act of 1966, 42 USC § 7401, et seq., the Toxic Substances Control Act of 1976, 15 USC § 2601, et seq., the Safe Drinking Water Act of 1974, 42 USC §§ 300f through 300j, the Occupational Safety and Health Act of 1970, as amended, 29 USC § 651 et seq., the Oil Pollution Act of 1990, 33 USC § 2701 et seq., the Emergency Planning and Community Right-To-Know Act of 1986, 42 USC § 11001 et seq., the National Environmental Policy Act of 1969, 42 USC § 4321 et seq., the Federal Insecticide, Fungicide and Rodenticide Act of 1947, 7 USC § 136 et seq., California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code §§ 25300 et seq., Hazardous Materials Release Response Plans and Inventory Act, California Health & Safety Code, §§ 25500 et seq., Underground Storage of Hazardous Substances provisions, California Health & Safety Code, §§ 25280 et seq., California Hazardous Waste Control Law, California Health & Safety Code, §§ 25100 et seq., and any other state or local law counterparts, as amended, as such applicable laws, are in effect as of the Lease Commencement Date, or thereafter adopted, published, or promulgated.

5.3.1.3     Releases of Hazardous Materials.  If any Release of any Hazardous Material caused by Tenant or any of Tenant’s employees, affiliates, consultants, or other agents in, on, under, from or about the Premises shall occur at any time during the Lease, in addition to notifying Landlord as specified above, Tenant, at its own sole cost and expense, shall (i) immediately comply with any and all reporting requirements imposed pursuant to any and all Environmental Laws, (ii) provide a written certification to Landlord indicating that Tenant has complied with all applicable reporting requirements, and (iii) take any and all necessary investigation, corrective and remedial action in accordance with any and all applicable Environmental Laws, utilizing an environmental consultant reasonably approved by Landlord, all in accordance with the provisions and requirements of this Section 5.3.

5.3.1.4     Indemnification.

5.3.1.4.1                      In General.  Without limiting in any way Tenant’s obligations under any other provision of this Lease, Tenant shall be solely responsible for and shall protect, defend, indemnify and hold the Landlord Parties harmless from and against any and all claims, judgments, losses, damages, costs, expenses, penalties, enforcement actions, taxes, fines, remedial actions, liabilities (including, without limitation, actual attorneys’ fees, litigation, arbitration and administrative proceeding costs, expert and consultant fees and laboratory costs) including, without limitation, consequential damages and sums paid in settlement of claims, which arise during or after the Lease Term, whether foreseeable or unforeseeable, that arise during or after the Lease Term in whole or in part, foreseeable or unforeseeable, directly or indirectly arising out of or attributable to the presence, use, generation, manufacture, treatment, handling, refining, production, processing, storage, Release or presence of Hazardous Materials in, on, under or about the Premises by Tenant or Tenant's Agents, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord or the Landlord Parties (as that term is defined in Section 10.1 below) or third parties not controlled by Tenant.

5.3.1.4.2                      Limitations.  Notwithstanding anything in Section 5.3.1.4, above, to the contrary, Tenant's indemnity of Landlord as set forth in Section 5.3.1.4, above, shall not be applicable to claims based upon Hazardous Materials which may exist in, on or about the Premises as of the Lease Commencement Date ("Existing Hazardous Materials"), except to the extent that Tenant's construction activities and/or Tenant's other acts or omissions caused or exacerbated the subject claim.

5.3.1.5     Compliance with Environmental Laws.  Without limiting the generality of Tenant’s obligation to comply with applicable laws as otherwise provided in this Lease, Tenant shall, at its sole cost and expense, comply with all Environmental Laws in its use and occupancy of the Premises; provided, however, that Tenant shall not be liable for remediating Existing Hazardous Materials.  Tenant shall obtain and maintain any and all necessary permits, licenses, certifications and approvals appropriate or required for the use, handling, storage, and disposal of any Hazardous Materials used, stored, generated, transported, handled, blended, or recycled by Tenant on the Premises.  Landlord shall have a continuing right, without obligation, to review and inspect any and all such permits, licenses, certifications and approvals, together with copies of any and all Hazardous Materials management plans and programs, any and all Hazardous Materials risk management and pollution prevention programs, and any and all Hazardous Materials emergency response and employee training programs respecting Tenant’s use of Hazardous Materials.  Upon request of Landlord,  Tenant shall deliver to Landlord a narrative description explaining the nature and scope of Tenant’s activities involving Hazardous Materials and showing to Landlord’s satisfaction compliance with all Environmental Laws and the terms of this Lease.

5.3.2           Assurance of Performance.

5.3.2.1     Environmental Assessments In General.  Landlord may, but shall not be required to, engage from time to time (but no more often than once per year unless Landlord has reason to believe Tenant has violated this Section 5.3) such contractors as Landlord determines to be appropriate to perform environmental assessments of a scope reasonably determined by Landlord (an "Environmental Assessment") to ensure Tenant’s compliance with the requirements of this Lease with respect to Hazardous Materials.  The scope of the Environmental Assessment will be reasonably determined by Landlord based on Tenant's use of the Premises, the nature of the particular materials used by Tenant in the Premises, and whether there have been any prior violations of the provisions of this Section 5.3.

5.3.2.2     Costs of Environmental Assessments.  All costs and expenses incurred by Landlord in connection with any such Environmental Assessment initially shall be paid by Landlord; provided that if any such Environmental Assessment shows that Tenant has failed to comply with the provisions of this Section 5.3, then all of the reasonable costs and expenses of such Environmental Assessment shall be reimbursed by Tenant as Additional Rent within thirty (30) days after receipt of written demand therefor.

5.3.3           Tenant’s Obligations upon Surrender.  At the expiration or earlier termination of the Lease Term, Tenant, at Tenant’s sole cost and expense, shall:  (i) cause an Environmental Assessment of the Premises to be conducted in accordance with Section 15.3; (ii) cause all Hazardous Materials introduced by Tenant or Tenant’s Agents to be removed from the Premises and disposed of in accordance with all Environmental Laws; and (iii) cause to be removed all containers installed or used by Tenant or Tenant’s Agents to store any Hazardous Materials on the Premises, and cause to be repaired any damage to the Premises caused by such removal.

5.3.4           Clean-up.

5.3.4.1     Environmental Reports; Clean-Up.  If any written report, including any report containing results of any Environmental Assessment (an “Environmental Report”) shall indicate (i) the presence of any Hazardous Materials as to which Tenant has a removal or remediation obligation under this Section 5.3, and (ii) that as a result of same, the investigation, characterization, monitoring, assessment, repair, closure, remediation, removal, or other clean-up (the “Clean-up”) of any Hazardous Materials is required, Tenant shall immediately prepare and submit to Landlord within thirty (30) days after receipt of the Environmental Report a comprehensive plan, subject to Landlord’s written approval, specifying the actions to be taken by Tenant to perform the Clean-up so that the Premises are restored to the conditions required by this Lease.  Upon Landlord’s approval of the Clean-up plan, Tenant shall, at Tenant’s sole cost and expense, without limitation on any rights and remedies of Landlord under this Lease, immediately implement such plan with a consultant reasonably acceptable to Landlord and proceed to Clean-Up Hazardous Materials in accordance with all applicable laws and as required by such plan and this Lease.  If, within thirty (30) days after receiving a copy of such Environmental Report, Tenant fails either (a) to complete such Clean-up, or (b) with respect to any Clean-up that cannot be completed within such thirty-day period, fails to proceed with diligence to prepare the Clean-up plan and complete the Clean-up as promptly as practicable, then Landlord shall have the right, but not the obligation, and without waiving any other rights under this Lease, to carry out any Clean-up required by applicable laws or by any governmental authority having jurisdiction over the Premises, and recover all of the costs and expenses thereof from Tenant as Additional Rent, payable within thirty (30) days after receipt of written demand therefor.

5.3.4.2     No Rent Abatement.  Tenant shall continue to pay all Rent due or accruing under this Lease during any Clean-up, and shall not be entitled to any reduction, offset or deferral of any Base Rent or Additional Rent due or accruing under this Lease during any such Clean-up.

5.3.4.3     Surrender of Premises.  Tenant shall complete any Clean-up prior to surrender of the Premises upon the expiration or earlier termination of this Lease.  To the extent such determination or confirmation is customarily issued by the overseeing governmental authority (if any) in similar circumstances, Tenant shall obtain and deliver to Landlord a letter or other written determination from the overseeing governmental authority confirming that the Clean-up has been completed in accordance with all requirements of such governmental authority and that no further response action of any kind is required for the unrestricted use of the Premises (“Closure Letter”) (and Tenant hereby acknowledges that a Closure Letter is generally required based on the Tenant's proposed use of the Premises).  Upon the expiration or earlier termination of this Lease, Tenant shall also be obligated to close all permits obtained by or on behalf of Tenant in connection with Hazardous Materials in accordance with applicable laws.

5.3.4.4     Failure to Timely Clean-Up.  Should any Clean-up for which Tenant is responsible not be completed, or should Tenant not receive the Closure Letter and any governmental approvals required under Environmental Laws in conjunction with such Clean-up prior to the expiration or earlier termination of this Lease, then Tenant shall be liable to Landlord as a holdover tenant (as more particularly provided in Article 16) until Tenant has fully complied with its obligations under this Section 5.3.

5.3.5           Confidentiality.  Unless compelled to do so by applicable law, Tenant agrees that Tenant shall not disclose, discuss, disseminate or copy any information, data, findings, communications, conclusions and reports regarding the environmental condition of the Premises to any Person (other than Tenant’s consultants, contractors, attorneys, property managers and employees that have a need to know such information), including any governmental authority, without the prior written consent of Landlord.  In the event Tenant reasonably believes that disclosure is compelled by applicable law, it shall provide Landlord ten (10) days’ advance notice (or such lesser amount of time provided to Tenant by the compelling entity) of disclosure of confidential information so that Landlord may attempt to obtain a protective order.  Tenant may additionally release such information to bona fide prospective purchasers or lenders, subject to any such parties’ written agreement to be bound by the terms of this Section 5.3.

5.3.6           Copies of Environmental Reports.  Within thirty (30) days of receipt thereof, Tenant shall provide Landlord with a copy of any and all environmental assessments, audits, studies and reports regarding Tenant’s activities with respect to the Premises, or ground water beneath the Land, or the environmental condition or Clean-up thereof.  Tenant shall be obligated to provide Landlord with a copy of such materials without regard to whether such materials are generated by Tenant or prepared for Tenant, or how Tenant comes into possession of such materials.

5.3.7           Intentionally Omitted.

5.3.8           Signs, Response Plans, Etc.  Tenant shall be responsible for posting on the Premises any signs required under applicable Environmental Laws.  Tenant shall also complete and file any business response plans or inventories required by any applicable laws.  Tenant shall concurrently file a copy of any such business response plan or inventory with Landlord.

5.3.9           Survival.  Each covenant, agreement, representation, warranty and indemnification made by Tenant set forth in this Section 5.3 shall survive the expiration or earlier termination of this Lease and shall remain effective until all of Tenant’s obligations under this Section 5.3 have been completely performed and satisfied.

6.	SERVICES AND UTILITIES

6.1           In General.  Tenant will be responsible, at its sole cost and expense, for the furnishing of all services and utilities to the Premises, including, but not limited to heating, ventilation and air-conditioning, electricity, water, telephone, janitorial and interior Building security services.

6.1.1           All utilities that are separately metered at the Premises and shall be paid directly by Tenant to the applicable utility provider.  Utilities that are not separately metered at the Premises shall be billed to Tenant based on a reasonable and equitable allocation of the cost of such utilities based on the respective use thereof of tenants of the Building (which allocation shall be pro rata based on rentable square footage assuming a fully occupied Building, with a gross up of utility costs used to calculate such pro rata share if the Building is less than 95% occupied).  Landlord represents and warrants that electricity is separately metered to the Premises.

6.1.2           Landlord shall not provide janitorial services for the Premises.  Tenant shall be solely responsible for performing all janitorial services and other cleaning of the Premises, all in compliance with applicable laws.  The janitorial and cleaning of the Premises shall be adequate to maintain the Premises in a manner consistent with First Class Life Sciences Projects.

Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.  Provided that Landlord agrees to provide and maintain and keep in continuous service utility connections to the Project, including electricity, water and sewage connections, Landlord shall have no obligation to provide any services or utilities to the Building, including, but not limited to heating, ventilation and air-conditioning, electricity, water, telephone, janitorial and interior Building security services.

6.2           Interruption of Use.  Tenant agrees that, except as expressly provided in this Lease, Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease.  Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.3           Emergency Generator.  Tenant shall have the exclusive right to use and control the existing emergency electrical generator and related equipment (all such equipment defined collectively as the "Emergency Generator") serving the Building in its currently-existing “as is” condition, and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Emergency Generator and Landlord shall not be liable for any damages resulting from any failure in operation of the Emergency Generator.  Tenant acknowledges that the Emergency Generator is currently being used by an existing tenant of the Building, and Tenant's right to the exclusive use of the Emergency Generator set forth in this Section 6.3 shall commence upon the surrender of the Emergency Generator by the existing tenant (estimated to be October 1, 2014).  If Landlord is unable for any reason to grant such exclusive use to Tenant on any specific date for any reason whatsoever (including, without limitation, the existing tenant's failure to surrender), Landlord shall not be liable for any damages resulting therefrom.  Tenant shall not be charged any additional rental or other costs for the use of the Emergency Generator or the location in which the Emergency Generator is located.  Tenant shall maintain such Emergency Generator in the same condition and repair as received (ordinary wear and tear and damage by other uses excepted), and in compliance with all applicable laws (including the maintenance of all applicable permits), at Tenant's sole cost and expense, provided that Tenant shall not be required to replace any major components of the Emergency Generator.  If the Emergency Generator requires the replacement of any major components, and Tenant elects not to replace the same, Landlord shall have no obligation to do so.  Tenant's obligations with respect to the Premises, including the insurance and indemnification obligations contained in Article 10, below, shall apply to Tenant's use of the Emergency Generator and Tenant shall be provide to carry industry standard Boiler and machinery insurance covering the Emergency Generator.  Tenant shall surrender the Emergency Generator (and shall transfer to Landlord all permits maintained by Tenant in connection with the Emergency Generator during the Lease Term) concurrent with the surrender of the Premises to Landlord as required hereunder in the same condition as received (ordinary wear and tear and damage by other uses excepted), with all permits current.  Prior to the availability of the Emergency Generator, Landlord shall provide to Tenant, at no additional charge to Tenant (other than normal costs of operation and maintenance), a temporary emergency generator for Tenant's use in the Premises.

6.4           Abatement of Rent.  In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, after the Lease Commencement Date and required by this Lease, which substantially interferes with Tenant's use of the Premises, or (ii) any failure to provide services, utilities or access to the Premises as required by this Lease (either such set of circumstances as set forth in items (i) or (ii), above, to be known as an "Abatement Event"), then Tenant shall give Landlord notice of such Abatement Event, and if such Abatement Event continues for three (3) consecutive business days after Landlord's receipt of any such notice (the "Eligibility Period") then the Base Rent and Tenant's Share of Direct Expenses shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use for the normal conduct of Tenant's business, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant's Share of Direct Expenses for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises.  If, however, Tenant reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises.  To the extent an Abatement Event is caused by an event covered by Articles 11 or 13 of this Lease, then Tenant's right to abate rent shall be governed by the terms of such Article 11 or 13, as applicable, and the Eligibility Period shall not be applicable thereto.  Such right to abate Base Rent and Tenant's Share of Direct Expenses shall be Tenant's sole and exclusive remedy for rent abatement at law or in equity for an Abatement Event.  Except as provided in this Section 6.5, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

7.	REPAIRS

7.1           Tenant Repair Obligations.  Tenant shall, throughout the Term, at its sole cost and expense, maintain and repair as required, the interior non-structural elements of the Premises and every part thereof in a good standard of maintenance, repair and replacement as required, and in good and sanitary condition, all in accordance with the standards of First Class Life Sciences Projects, except for Landlord Repair Obligations, whether or not such maintenance, repair, replacement or improvement is required in order to comply with applicable Laws ("Tenant's Repair Obligations"), including, without limitation, the following: ((i) any specialty or supplemental Building Systems installed by or for Tenant and (ii) all electrical facilities and equipment, including lighting fixtures, lamps, fans and any exhaust equipment and systems, electrical motors and all other appliances and equipment of every kind and nature located in, upon or about the Premises and exclusively serving the Premises; (iii) all communications systems serving the Premises; (iv) all of Tenant's security systems in or about or serving the Premises; (v) Tenant's signage; (vi) interior demising walls and partitions (including painting and wall coverings), and interior doors and fixtures; and (9) Building heating, ventilation and air-conditioning ("HVAC") systems exclusively serving the Premises (provided, however, that Tenant shall not be required to perform major repairs or replacements to the HVAC systems and Tenant’s obligations in respect thereof shall be limited to obtaining a service contract as provided in Section 7.2 hereof).  Tenant shall additionally be responsible, at Tenant’s sole cost and expense, to furnish all expendables, including light bulbs, paper goods and soaps, used in the Premises.  Notwithstanding the foregoing, Tenant shall not be required to put the Premises in better condition than they were received.

7.2           Service Contracts.  All Building Systems located in or exclusively serving the Premises, including HVAC, main electrical and plumbing systems, shall be maintained, repaired and replaced by Tenant (i) in a commercially reasonable first-class condition, (ii) in accordance with any applicable manufacturer specifications relating to any particular component of such Building Systems, (iii) in accordance with applicable Laws.  Tenant shall contract with a qualified, experienced professional third party service companies (a "Service Contract").  Tenant shall regularly, in accordance with commercially reasonable standards, generate and maintain preventive maintenance records relating to the Premises' mechanical and main electrical systems (“Preventative Maintenance Records”).  In addition, upon Landlord’s request, Tenant shall deliver a copy of all current Service Contracts to Landlord and/or a copy of the Preventative Maintenance Records.

7.3           Landlord's Right to Perform Tenant's Repair Obligations.  Tenant shall notify Landlord in writing at least thirty (30) days prior to performing any material Tenant's Repair Obligations, including without limitation, any Tenant's Repair Obligation which affect the Building Systems or which is reasonably anticipated to cost more than $100,000.00.  Upon receipt of such notice from Tenant, Landlord shall have the right to either (i) perform such material Tenant's Repair Obligation by delivering notice of such election to Tenant within thirty (30) days following receipt of Tenant's notice, and Tenant shall pay Landlord the cost thereof within thirty (30) days after receipt of an invoice therefor, or (ii) require Tenant to perform such Tenant's Repair Obligation at Tenant's sole cost and expense.  If Tenant fails to perform any Tenant's Repair Obligation within a reasonable time period, as reasonably determined by Landlord, then Landlord may, but need not, following delivery of notice to Tenant of such election, make such Tenant Repair Obligation, and Tenant shall pay Landlord the cost thereof, within thirty (30) days after receipt of an invoice therefor.

7.4           Landlord Repair Obligations.  Landlord shall be responsible, as a part of Operating Expenses, (subject to the exclusions therefrom set forth below and elsewhere in this Lease), for keeping in good, clean order and condition consistent with First Class Life Science Projects the following, including performing all maintenance, repairs, and replacements as needed for the same (the "Landlord Repair Obligation"): (i) the exterior and load bearing walls, foundation and roof of the Building, the structural portions of the floors of the Building, except to the extent that such repairs are required due to the negligence or willful misconduct of Tenant, and (ii) the Building systems, including, without limitation, the following: (1) glass, windows, window frames, window casements (including the repairing, resealing, cleaning and replacing of exterior windows) and skylights; (2) exterior doors, door frames and door closers; (3) sewer lines exterior to the Premises and exterior Building drainage, (4) electrical service to the Building (but not within the Premises), fire protection systems, elevator, life safety systems and equipment and Building security systems and equipment, and all other Building mechanical, electrical and communications systems and equipment, including HVAC systems serving the Premises (but Tenant shall carry the Service Contract for the same as provided in Section 7.2), and (iii) the Common Areas and all exterior parking, driveways, sidewalks, and landscaping (collectively, the "Building Systems"), including the structural and non-structural portions of the roof of the Building, including the roof membrane and coverings; provided, however, that if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant's expense, or, if covered by Landlord's insurance, Tenant shall only be obligated to pay any deductible in connection therewith.  Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.  Notwithstanding the foregoing, except where required because of the negligence or willful misconduct of Tenant, Landlord shall be responsible for expenses, without right of reimbursement from Tenant as an Operating Expense or otherwise, associated with all structural elements of the Premises, Building and Project including the foundations, load bearing walls, columns, structural steel, exterior walls, and roof structure.

8.	ADDITIONS AND ALTERATIONS

8.1           Landlord's Consent to Alterations.  Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the "Alterations") without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than twenty (20) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building.  Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following five (5) business days notice to Landlord, but without Landlord's prior consent, to the extent that such Alterations (i) do not affect the building systems or equipment, (ii) are not visible from the exterior of the Building, and (iii) cost less than $100,000.00 for a particular job of work.  The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.  Notwithstanding anything to the contrary contained in this Section 8.5, Tenant may (and shall, before expiration or termination of this Lease) remove Tenant’s trade fixtures, personal property, and equipment from the Premises, provided that Tenant shall repair any damage caused by Tenant’s removal of its trade fixtures and restore any areas affected by the installation thereof.

8.2           Manner of Construction.  Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that upon Landlord's request, Tenant shall, at Tenant's expense, remove such Alterations upon the expiration or any early termination of the Lease Term.  Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the city in which the Building is located (or other applicable governmental authority).    Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord's reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas.  Upon completion of any Alterations (or repairs), Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors and materialmen who performed such work.  In addition to Tenant's obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of Los Angeles in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project construction manager a reproducible copy of the "as built" drawings of the Alterations (if such Alterations are of a type for which as-built drawings are reasonably available) as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3           Payment for Improvements.  If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord an amount equal to three percent (3%) of the cost of such work to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord's involvement with such work.  If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlord's reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord's review of such work.

8.4           Construction Insurance.  In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof.  In addition, Tenant's contractors and subcontractors shall be required to carry (i) Commercial General Liability Insurance in an amount approved by Landlord, with Landlord, and, at Landlord's option, Landlord's property manager and project manager, as additional insureds in an amount approved by Landlord (not to exceed $5,000,000.00), and otherwise in accordance with the requirements of Article 10 of this Lease, and (ii) workers compensation insurance with a waiver of subrogation in favor of Landlord .  Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.5           Landlord's Property.  All Alterations, improvements, fixtures, and/or appurtenances which may be installed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord and remain in place at the Premises following the expiration or earlier termination of this Lease.  Notwithstanding the foregoing, Landlord may, by written notice to Tenant at the time it approves any such Alterations, improvements or systems, require Tenant, at Tenant's expense, to remove any Alterations and/or improvements and/or systems and equipment installed by Tenant within the Premises and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to the condition existing prior to such installation.  If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations and/or improvements and/or systems and equipment in the Premises and restore the affected portion of the Premises as required above, Landlord may do so and may charge the cost thereof to Tenant.  Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

9.             COVENANT AGAINST LIENS Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys' fees and costs) arising out of same or in connection therewith.  Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility (to the extent applicable pursuant to then applicable laws).  Tenant shall remove any such lien or encumbrance by bond or otherwise within twenty (20) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof.

10.	INSURANCE

10.1         Indemnification and Waiver.  in the case of Landlord’s gross negligence, fraud or willful misconduct, Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, lenders, any property manager and independent contractors (collectively, "Landlord Parties") shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant.  Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all claims, loss, cost, damage, injury, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from Tenant's use and occupancy of the Premises, any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in, on or about the Project or any breach of the terms of this Lease, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the gross negligence, fraud, or willful misconduct of Landlord.  Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant's occupancy of the Premises, except where Landlord is determined to be liable under such suit, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as reasonable appraisers', accountants' and attorneys' fees.  The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2         Tenant's Compliance With Landlord's Property Insurance.  Landlord shall insure the Building during the Lease Term against loss or damage under an "all risk" property insurance policy in an amount equal to the full replacement value thereof.  Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine.  Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof.  To the extent Tenant has been provided notice thereof, Tenant shall, at Tenant's expense, comply with all insurance company requirements pertaining to the use of the Premises.  If Tenant's conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3         Tenant's Insurance.  Tenant shall maintain the following coverages in the following amounts.

10.3.1           Commercial General Liability Insurance on an occurrence form covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant's operations, and contractual liabilities including a contractual coverage, and including products and completed operations coverage, for limits of liability on a per location basis of not less than:

Bodily Injury and Property Damage Liability	$3,000,000 each occurrence $3,000,000 annual aggregate
Personal Injury Liability	$3,000,000 each occurrence $3,000,000 annual aggregate
Tenant shall have the right to maintain the liability insurance required hereunder through any combination of primary general liability, excess liability and "umbrella" policies of insurance, provided that the policies contain aggregate per location endorsements that provide the required levels of protection for the Premises and that such polices comply with the terms hereof.

10.3.2           Property Insurance covering all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant's property on the Premises installed by, for, or at the expense of Tenant.  Such insurance shall be written on an "all risks" of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion.

10.3.3           Business Income Interruption for one (1) year plus Extra Expense insurance in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings attributable to the risks outlined in Section 10.3.2 above.

10.3.4           Worker's Compensation and Employer's Liability or other similar insurance pursuant to all applicable state and local statutes and regulations.  The policy shall include a waiver of subrogation in favor of Landlord, its employees, Lenders and any property manager or partners.

10.4         Form of Policies.  The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease.  Such insurance shall (i) name Landlord, its subsidiaries and affiliates, its property manager (if any) and any other party the Landlord so specifies, as an additional insured or loss payee, as applicable, including Landlord's managing agent, if any; (ii) be issued by an insurance company having a rating of not less than A:IX in Best's Insurance Guide or which is otherwise acceptable to Landlord and licensed or authorized to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance required of Tenant; and (v) be in form and content reasonably acceptable to Landlord.  Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least ten (10) days before the expiration dates thereof.  In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, following notice to Tenant and expiration of a ten (10) day cure period, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

10.5         Subrogation.  Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property or business interruption loss to the extent that such coverage is agreed to be provided hereunder.  The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder.  The parties agree that their respective insurance policies do now, or shall, contain the waiver of subrogation.

10.6         Additional Insurance Obligations.  Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering Tenant's personal property in the Premises and Tenant's operations therein, as may be reasonably requested by Landlord or Landlord's lender, but in no event in excess of the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building.

11.	DAMAGE AND DESTRUCTION

11.1         Repair of Damage to Premises by Landlord.  Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty.  If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore the Building and Premises and all improvements therein, and such Common Areas.  Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises and Tenant's parking rights hereunder shall not be materially impaired.  Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant's occupancy, and the Premises or any portion thereof are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises.

11.2         Landlord's Option to Repair.  Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by fire or other casualty or cause in a manner that affect the use of the Premises, and one or more of the following conditions is present: (i) in Landlord's reasonable judgment, repairs cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord's insurance policies (together with applicable deductible amounts); or (iv) the damage occurs during the last twelve (12) months of the Lease Term; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord's termination right as provided above, and the repairs cannot reasonably be completed within one hundred eighty (180) days after being commenced, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant.  Further, if repairs are not actually by the later of (a) one hundred eighty (180) days of the date of damage, or (b) thirty (30) days after the estimated date of completion given by Landlord to Tenant within sixty (60) days after the date of the damage, Tenant may terminate this Lease by written notice to Landlord. Notwithstanding the provisions of this Section 11.2, Tenant shall have the right to terminate this Lease under this Section 11.2 only if each of the following conditions is satisfied:  (a) the damage to the Project by fire or other casualty was not caused by the gross negligence or intentional act of Tenant or its partners or subpartners and their respective officers, agents, servants, employees, and independent contractors; (b) Tenant is not then in default under this Lease beyond applicable notice and cure periods; (c) as a result of the damage, Tenant cannot reasonably conduct business from substantially all of the Premises; and, (d) as a result of the damage to the Project, Tenant does not occupy or use the Premises or a material portion thereof.

11.3         Waiver of Statutory Provisions.  The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

12.           NONWAIVER  No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby.  The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained.  The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent.  No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due.  No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

13.           CONDEMNATION  If the whole or any material part of the Premises, Building or Project or parking areas serving the Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, , and in any such case the remainder of the Building, Project, or Premises is not suitable for continued use by Tenant for the uses permitted hereunder, Landlord or Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority.  Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant.  All Rent shall be apportioned as of the date of such termination.  If any part of the Premises shall be taken, and this Lease shall  not be so terminated, the Rent shall be proportionately abated.  Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure.  Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises.  Landlord shall be entitled to receive the entire award made in connection with any such temporary taking, other than any award payable to Tenant for loss of use of the Premises (provided Landlord’s award is not reduced thereby).

14.	ASSIGNMENT AND SUBLETTING

14.1         Transfers.  Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee").  If Tenant desires Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the "Transfer Premium", as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space.  Any Transfer for which Landlord's prior written consent is required under this Article 14, and which is made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under this Lease.  Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord's reasonable review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys', accountants', architects', engineers' and consultants' fees) incurred by Landlord, within thirty (30) days after written request by Landlord, provided than in no event shall such fees and costs exceed $3,000 for a Transfer.

14.2         Landlord's Consent.  Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice.  Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1           The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2           The Transferee is either a governmental agency or instrumentality thereof;

14.2.3           The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested (and considering any proposed guarantor provided in connection therewith).

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord's right of recapture, if any, under Section 14.4 of this Lease).  Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a suit for contract damages (other than damages for injury to, or interference with, Tenant's business including, without limitation, loss of profits, however occurring) or declaratory judgment and an injunction for the relief sought, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

14.3         Transfer Premium.  If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any "Transfer Premium," as that term is defined in this Section 14.3, received by Tenant from such Transferee.  "Transfer Premium" shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, and after deduction of (i) any costs of improvements made to the Subject Space in connection with such Transfer, (ii) brokerage commissions paid in connection with such Transfer, (iii) reasonable legal fees incurred in connection with such Transfer, and (iv) other concessions provided to the transferee.  "Transfer Premium" shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.  The determination of the amount of Landlord's applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer.

14.4         Landlord's Option as to Subject Space.  Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant contemplates a Transfer which, together with all prior Transfers then remaining in effect, would cause seventy five percent (75%) or more of the Premises to be Transferred for more than fifty percent (50%) of the then remaining Lease Term (taking into account any extension of the Lease Term which has irrevocably exercised by Tenant), Tenant shall give Landlord notice (the "Intention to Transfer Notice") of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined).  The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the "Contemplated Transfer Space"), the contemplated date of commencement of the Contemplated Transfer (the "Contemplated Effective Date"), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space.  Thereafter, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space.  Such recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer Space as of the Contemplated Effective Date.  In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same.  If Landlord declines, or fails to elect in a timely manner, to recapture such Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, for a period of nine (9) months (the "Nine Month Period") commencing on the last day of such thirty (30) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the Nine Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14.  If such a Transfer is not so consummated within the Nine Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Nine Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4.  Notwithstanding the foregoing, Landlord’s recapture right under this Section 14.4 shall not apply to a transfer to a Permitted Transferee pursuant to Section 14.8 below, nor to a transfer occurring solely by reason of a change in control of Tenant which is for a bona fide business purpose and not to evade the subleasing and assignment restrictions of this Lease.

14.5         Effect of Transfer.  If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord's request a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space.  Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof.  If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord's costs of such audit.

14.6         Additional Transfers.  For purposes of this Lease, the term "Transfer" shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period.  Notwithstanding the foregoing, the raising of capital by an offering of stock or ownership interest in Tenant will not be deemed a Transfer for purposes of this Lease and will not require Landlord’s consent.

14.7         Occurrence of Default.  Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to:  (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer.  If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized, as Tenant's agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease) until such default is cured.  Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant.  Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease.  No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing.  In no event shall Landlord's enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord's right to enforce any term of this Lease against Tenant or any other person.  If Tenant's obligations hereunder have been guaranteed, Landlord's consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8         Non-Transfers.  Notwithstanding anything to the contrary contained in this Article 14, neither (i) an assignment to a transferee of all or substantially all of the stock or assets of Tenant, (ii) an assignment to a transferee which is the resulting entity of a merger or consolidation of Tenant with another entity, (iii) a transfer of the shares of Tenant's stock in the ordinary course of business, (iv) an initial public offering of Tenant's stock on a nationally recognized stock exchange, nor (v) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an "Affiliate") (an entity which is controlled by, controls, or is under common control with, Tenant), shall be deemed a Transfer under this Article 14, provided that Tenant notifies Landlord of any such transaction, assignment or sublease, or such affiliate, as the case may be, and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such affiliate, and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease.  Items (i) through (v) shall be referred to herein as a "Permitted Transfer" and any person or entity to whom the Premises is subleased to or this Lease is assigned to pursuant to a Permitted Transfer shall be referred to herein as a "Permitted Transferee".  An Affiliate to whom this Lease is assigned to shall be referred to herein as an "Affiliate Assignee".  "Control," as used in this Section 14.8, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity.  No such permitted assignment or subletting shall serve to release Tenant from any of its obligations under this Lease.  .  Landlord shall have no right to terminate this Lease in connection with, and shall have no right to any sums or other economic consideration resulting from any Permitted Transfer.

15.	SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1         Surrender of Premises.  No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord.  The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated.  The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2         Removal of Tenant Property by Tenant.  Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted.  Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, Tenant's business equipment and trade-fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

15.3         Environmental Assessment.  In connection with its surrender of the Premises, Tenant shall submit to Landlord, at least one hundred twenty (120) days prior to the expiration date of this Lease (or in the event of an earlier termination of this Lease, as soon as reasonably possible following such termination), an environmental Assessment of the Premises by a competent and experienced environmental engineer or engineering firm reasonably satisfactory to Landlord (pursuant to a contract approved by Landlord and providing that Landlord can rely on the Environmental Assessment), which (i) evidences that the Premises are in a clean and safe condition and free and clear of any Hazardous Materials; and (ii) includes a review of the Premises by an environmental consultant for asbestos, mold, fungus, spores, and other moisture conditions, on-site chemical use, and lead-based paint.  If such Environmental Assessment reveals that remediation or Clean-up is required under any Environmental Laws, and for which Tenant is responsible under this Lease, Tenant shall submit a remediation plan prepared by a recognized environmental consultant and shall be responsible for all costs of remediation and Clean-up, as more particularly provided in Section 5.3, above.

15.4         Condition of the Building and Premises Upon Surrender.  In addition to the above requirements of this Article 15, upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, surrender the Premises with Tenant having complied with all of Tenant’s obligations under this Lease, including those relating to improvement, repair, maintenance, compliance with law, testing and other related obligations of Tenant set forth in Article 7 of this Lease.  In the event that the Building and Premises shall be surrendered in a condition which does not comply with the terms of this Section 15.4, because Tenant failed to comply with its obligations set forth in Lease, then following thirty (30) days notice to Tenant, during which thirty (30) day period Tenant shall have the right to cure such noncompliance, Landlord shall be entitled to expend all reasonable costs in order to cause the same to comply with the required condition upon surrender and Tenant shall immediately reimburse Landlord for all such costs upon notice and Tenant shall be deemed during the period that Tenant or Landlord, as the case may be, perform obligations relating to the Surrender Improvements to be in holdover under Article 16 of this Lease.

16.     HOLDING OVER  If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term.  If Tenant holds over after the expiration of the Lease Term of earlier termination thereof, without the express or implied consent of Landlord, such tenancy shall be deemed to be a tenancy by sufferance only, and shall not constitute a renewal hereof or an extension for any further term.  In either case, Rent shall be payable at a monthly rate equal to 150% of the Rent applicable during the last rental period of the Lease Term under this Lease.  Such month-to-month tenancy or tenancy by sufferance, as the case may be, shall be subject to every other applicable term, covenant and agreement contained herein.  Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease.  The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.  If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.

17.     ESTOPPEL CERTIFICATES  Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit D, attached hereto (or such other form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time (and with such changes as may be required so that the statements therein are true as of the date of delivery), and shall also contain any other information reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee.  Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project.  Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes.  At any time during the Lease Term, within ten (10) business days after request therefor, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year (provided that such statements shall not be required if Tenant’s stock is traded on a public exchange and financial statements are publicly available).  Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.  Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.  Landlord shall keep such financial statements confidential and may only disclose them to Landlord’s current or prospective lenders purchasers, investors, and accountants, and only on the condition that they agree to keep such statements confidential.

18.     SUBORDINATION  Landlord represents and warrants to Tenant that the Building and Project are not currently subject to any existing ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or similar encumbrance.  This Lease shall be subject and subordinate to all future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto (collectively, the “Superior Holders”); provided, however, that in consideration of and a condition precedent to Tenant’s agreement to subordinate this Lease to any future mortgage, trust deed or other encumbrances, shall be the receipt by Tenant of a subordination non-disturbance and attornment agreement in the standard form provided by such Superior Holders, which requires such Superior Holder to accept this lease, and not to disturb tenant’s possession, so long as an event of default has not occurred and be continuing executed by Landlord and the appropriate Superior Holder.  Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant's occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant.  Landlord's interest herein may be assigned as security at any time to any lienholder.  Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases.  Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

19.	DEFAULTS; REMEDIES

19.1         Events of Default.  The occurrence of any of the following shall constitute a default of this Lease by Tenant (and if such default is not timely cured, as and to the extent herein permitted, such default shall constitute a “Default” under this Lease):

19.1.1           Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after notice; or

19.1.2           Except where a specific time period is otherwise set forth for Tenant's performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

19.1.3           The failure by Tenant to observe or perform according to the provisions of Section 5.1 or 5.2, or Articles 14, 17 or 18 of this Lease where such failure continues for more than five (5) business days after notice from Landlord,

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2         Remedies Upon Default.  Upon the occurrence of any Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1           Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i)           The worth at the time of award of the unpaid rent which has been earned at the time of such termination; plus

(ii)           The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)          The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv)          Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v)           At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others.  As used in Sections 19.2.1(i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law.  As used in Section 19.2.1(iii) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2           Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).  Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3           Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3         Subleases of Tenant.  Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements.  In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4         Efforts to Relet.  No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord's interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant.  Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

20.     COVENANT OF QUIET ENJOYMENT  Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord.  The foregoing covenant is in lieu of any other covenant express or implied.

21.     SECURITY DEPOSIT  Concurrently with Tenant's execution of this Lease, Tenant shall deposit with Landlord a security deposit (the "Security Deposit") in the amount set forth in Section 8 of the Summary, as security for the faithful performance by Tenant of all of its obligations under this Lease.  If Tenant defaults, beyond applicable notice and cure periods, with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, Landlord may, without notice to Tenant, but shall not be required to apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default and Tenant shall, upon demand therefor, restore the Security Deposit to its original amount.  Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord's option, to the last assignee of Tenant's interest hereunder, within thirty (30) days following the expiration of the Lease Term.  Tenant shall not be entitled to any interest on the Security Deposit.  Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have, under Section 1950.7 of the California Civil Code, any successor statue, and all other provisions of law, now or hereafter in effect, including, but not limited to, any provision of law which (i) establishes the time frame by which a landlord must refund a security deposit under a lease, or (ii) provides that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant, or to clean the subject premises.  Tenant acknowledges and agrees that (A) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Article 21, above, and (B) rather than be so limited, Landlord may claim from the Security Deposit (x) any and all sums expressly identified in this Article 21, above, and (y) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant's default of this Lease, including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code.

22.          COMMUNICATIONS AND COMPUTER LINE  Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the "Lines"), provided that Tenant shall obtain Landlord's prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease.  Tenant shall pay all costs in connection therewith.  Landlord reserves the right, upon notice to Tenant prior to the expiration or earlier termination of this Lease, to require that Tenant, at Tenant's sole cost and expense, remove any Lines located in or serving the Premises prior to the expiration or earlier termination of this Lease.  Landlord shall, on or before the Lease Commencement Date, remove any existing wiring or cabling within the Premises that Tenant requests.

23.	SIGNS

23.1         Exterior Signage.  Subject to Landlord's prior written approval, which shall not be unreasonably withheld, conditioned or delayed, and provided all signs are in keeping with the quality, design and style of the Building and Project, (i) Landlord, at its sole cost and expense, shall install identification signage for Tenant at the entrance to the Building, (ii) Landlord will, at Tenant's sole cost and expense, move Tenant's existing monument sign to a mutually agreed upon location at the Building, and (iii) Tenant may, at Tenant's sole cost, install signage identifying Tenant on the entrance door to the Premises (all such signage collectively, "Tenant Signage"); provided, however, in no event shall Tenant's Signage include an "Objectionable Name," as that term is defined in Section 23.2, of this Lease.  All such signage shall be subject to Tenant's obtaining all required governmental approvals.  All permitted signs shall be maintained by Tenant at its expense in a first-class and safe condition and appearance.  Upon the expiration or earlier termination of this Lease, Tenant shall remove all of its signs at Tenant's sole cost and expense.  The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of Tenant's Signage (collectively, the "Sign Specifications") shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of the Project.  Tenant hereby acknowledges that, notwithstanding Landlord's approval of Tenant's Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant's Signage.  In the event Tenant does not receive the necessary governmental approvals and permits for Tenant's Signage, Tenant's and Landlord's rights and obligations under the remaining TCCs of this Lease shall be unaffected.

23.2         Objectionable Name.  Tenant's Signage shall not include a name or logo which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of the Comparable Buildings (an "Objectionable Name").  The parties hereby agree that the following name, or any reasonable derivation thereof, shall be deemed not to constitute an Objectionable Name:  "Compugen USA, Inc.".

23.3         Prohibited Signage and Other Items.  Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant.  Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

23.4         Termination of Right to Tenant's Signage.  The rights contained in this Article 23 shall be personal to Original Tenant and its Permitted Assignee, and may only be exercised and maintained by such parties (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in this Lease) to the extent (x) they are not in default under this Lease (beyond any applicable notice and cure period) and (y) they occupy more than fifty percent (50%) of the Premises.

24.     COMPLIANCE WITH LAW  Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated including Environmental Laws (collectively, "Applicable Laws").  Tenant shall, at its sole cost and expense, promptly comply with any Applicable Laws which relate to (i) Tenant's use of the Premises, but Tenant shall be required to perform alterations to the Premises, Building, or Project to comply with laws only where such compliance requirement is triggered by Tenant’s particular use of the Premises (as opposed to general and customary office, lab or research and development use), (ii) any Alterations made by Tenant to the Premises, and any tenant improvements in the Premises.   Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations.  Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Building and Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Article 24, but Tenant shall be required to perform alterations to the Premises, Building, or Project to comply with laws only where such compliance requirement is triggered by Tenant’s particular use of the Premises (as opposed to general and customary office, lab or research and development use).  Tenant shall not be responsible for remedying pre-existing violations of Applicable Laws with respect to the Premises, Building, or Project.  The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Landlord shall comply with all Applicable Laws relating to the Base Building, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease.

25.     LATE CHARGES  If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within five (5) business days after Tenant's receipt of written notice from Landlord that said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any reasonable attorneys' fees incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when due hereunder.  The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner.  In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (i) the annual "Bank Prime Loan" rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus four (4) percentage points, and (ii) the highest rate permitted by applicable law.

26.	LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1         Landlord's Cure.  All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein.  If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant's part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2         Tenant's Reimbursement.  Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor:  (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Section 10.1 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all reasonable legal fees and other amounts so expended.  Tenant's obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

27.     ENTRY BY LANDLORD  Landlord reserves the right at all reasonable times and upon reasonable prior notice to Tenant (which shall be at least 24 hours except in the case of an emergency) to enter the Premises (and Tenant shall have the right to accompany any such entry) to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers or, during the last twelve (12) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility (to the extent applicable pursuant to then applicable law); or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building's systems and equipment. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes.  In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises.  Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.  Tenant shall have the right to designate certain areas of the Premises as "Secured Areas" (not to exceed 1,500 square feet of space) should Tenant require such areas for the purpose of securing certain valuable property or confidential information.  Landlord shall not enter any Secured Areas except in the event of an emergency, or otherwise in connection with a specific request by Tenant.  In connection with any such entry, Landlord will comply with Tenant’s reasonable safety and security requirements.  Any such entries shall be performed by Landlord as expeditiously as reasonably possible and in a manner so as to minimize any interference with the conduct of Tenant’s business.

28.     TENANT PARKING  Tenant shall have the right to use the amount of parking set forth in Section 9 of the Summary, in the on-site and/or off-site, as the case may be, parking facility (or facilities) which serve the Project, at no additional charge during the initial Lease Term or any Option Term.  Tenant shall abide by all reasonable rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located (including any sticker or other identification system established by Landlord and the prohibition of vehicle repair and maintenance activities in the parking facilities), and shall cooperate in seeing that Tenant's employees and visitors also comply with such rules and regulations.  Tenant's use of the Project parking facility shall be at Tenant's sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant's, its employees' and/or visitors' use of the parking facilities.

29.	MISCELLANEOUS PROVISIONS

29.1         Terms; Captions.  The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular.  The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.  The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2         Binding Effect.  Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3         No Air Rights.  No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.  If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the  Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.

29.4         Modification of Lease.  Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor.  At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) business days following the request therefor.

29.5         Transfer of Landlord's Interest.  Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer to an entity which has contractually assumed the obligations of Landlord under this Lease, Landlord shall automatically be released from all liability under this Lease that has not accrued as of the date of the transfer and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee (and following request by Tenant, Landlord shall deliver to Tenant reasonable evidence of such assumption by the transferee).

29.6         Prohibition Against Recording.  Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7         Landlord's Title.  Landlord's title is and always shall be paramount to the title of Tenant.  Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8         Relationship of Parties.  Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9         Application of Payments.  Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10       Time of Essence.  Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11       Partial Invalidity.  If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12       No Warranty.  In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.13       Landlord Exculpation.  The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the interest of Landlord in the Building or (b) the equity interest Landlord would have in the Building if the Building were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Project.  Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.  The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord's and the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns.  Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord's obligations under this Lease.  Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, or loss to inventory, scientific research, scientific experiments, laboratory animals, products, specimens, samples, and/or scientific, business, accounting and other records of every kind and description kept at the premises and any and all income derived or derivable therefrom.

29.14       Entire Agreement.  It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties' entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease.  None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15       Right to Lease.  Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project.  Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16       Force Majeure.  Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, despite commercially reasonable efforts to procure the same, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a "Force Majeure"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.

29.17       Waiver of Redemption by Tenant.  Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.

29.18       Notices.  All notices, demands, statements, designations, approvals  or other communications (collectively, "Notices") given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested ("Mail"), (B) transmitted by telecopy, if such telecopy is promptly followed by a Notice sent by Mail, (C) delivered by a nationally recognized overnight courier, or (D) delivered personally.  Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant.  Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the telecopy is transmitted, (iii) the date the overnight courier delivery is made, or (iv) the date personal delivery is made.  As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

Brittania Pointe Grand Limited Partnership
c/o HCP, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, CA  90806
Attention:  Legal Department

with a copy to:

HCP Life Science Estates
c/o HCP, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, CA  90806-2473
Attn:  Legal Department

and

Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars, Suite 1800
Los Angeles, California 90067
Attention:  Anton N. Natsis, Esq.

29.19       Joint and Several.  If there is more than one tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20       Authority.  If Tenant is a corporation, trust or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.  In such event, Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, if a corporation, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant's state of incorporation and (ii) qualification to do business in the State of California.

29.21       Attorneys' Fees.  In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22       Governing Law; WAIVER OF TRIAL BY JURY.  This Lease shall be construed and enforced in accordance with the laws of the State of California.  IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.  IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.  HOWEVER, NOTHING HEREIN SHALL PROHIBIT TENANT FROM ASSERTING ANY DEFENSES IN ANY SUCH PROCEEDING.

29.23       Submission of Lease.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24       Broker.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the "Broker"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party.  The terms of this Section 29.24 shall survive the expiration or earlier termination of the Lease Term.

29.25       Independent Covenants.  This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.26       Project or Building Name, Address and Signage.  Landlord shall have the right at any time to change the name and/or address of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord's sole discretion, desire.  Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27       Counterparts.  This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document.  Both counterparts shall be construed together and shall constitute a single lease.

29.28       Confidentiality.  Tenant acknowledges that the content of this Lease and any related documents are confidential information.  Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant's financial, legal, and space planning consultants, current or prospective lenders, investors, or purchasers, or as required by law.

29.29       Development of the Project.

29.29.1       Subdivision.  Landlord reserves the right to subdivide all or a portion of the buildings and Common Areas, provided that Tenant’s rights under this Lease are not adversely affected thereby.  Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from a subdivision and any all maps in connection therewith, provided that Tenant’s rights under this Lease are not adversely affected thereby.  Notwithstanding anything to the contrary set forth in this Lease, the separate ownership of any buildings and/or Common Areas by an entity other than Landlord shall not affect the calculation of Direct Expenses or Tenant's payment of Tenant's Share of Direct Expenses.

29.29.2       Construction of Property and Other Improvements.  Tenant acknowledges that portions of the Project may be under construction following Tenant's occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project.  Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction, provided that Landlord has used reasonable efforts to minimize disturbance to Tenant.

29.30       No Violation.  Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising from Tenant's breach of this warranty and representation.

29.31       Transportation Management.  Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project and/or the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.  Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Project, Building or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.

29.32       Guarantor.  The effectiveness of this Lease is conditioned upon the delivery by Tenant of a guaranty in the form attached hereto as Exhibit F, executed by and binding upon Compugen, Ltd. ("Guarantor").

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD: BRITANNIA POINTE GRAND LIMITED PARTNERSHIP, a Delaware limited partnership By: /s/ Jonathan M. Bergschneider Jonathan M. Bergschneider Executive Vice President
TENANT:

COMPUGEN USA, INC.,
a Delaware corporation

By: /s/ Anat Cohen - Dayag

Anat Cohen - Dayag
Print Name

Its: Director, President & CEO

By:  /s/ John Hunter

John Hunter
Print Name

Its: Site Head & VP

 EXHIBIT A

BRITANNIA POINTE GRAND BUSINESS PARK

OUTLINE OF PREMISES

EXHIBIT A

EXHIBIT A-1

BRITANNIA POINTE GRAND BUSINESS PARK

PROJECT SITE PLAN

EXHIBIT A-1

EXHIBIT B

BRITANNIA POINTE GRAND BUSINESS PARK

TENANT WORK LETTER

1.             Defined Terms. As used in this Tenant Work Letter, the following capitalized terms have the following meanings:

(a)           Approved Plans: Plans and specifications prepared by the applicable Architect for the respective Tenant Improvements and approved by Landlord and Tenant in accordance with Paragraph 2 of this Tenant Work Letter, subject to further modification from time to time to the extent provided in and in accordance with such Paragraph 2.

(b)           Architect: DES Architects/Engineers, or any other architect selected by Landlord in its reasonable discretion, with respect to any Tenant Improvements which Landlord is to cause to be constructed pursuant to this Tenant Work Letter.

(c)           Tenant Change Request: See definition in Paragraph 2(c)(ii) hereof.

(d)           Landlord's Final Working Drawings: See definition in Paragraph 2(a) hereof.

(e)           General Contractor:  Hathaway Dinwiddie Construction Company, or any other general contractor reasonably selected by Landlord with respect to Landlord's TI Work. Tenant shall have no right to direct or control such General Contractor.

(f)           Landlord's TI Work: Any Tenant Improvements which Landlord is to construct or install pursuant to this Tenant Work Letter or by mutual agreement of Landlord and Tenant from time to time.

(g)           Project Manager. Project Management Advisors, Inc., or any other project manager designated by Landlord in its reasonable  discretion from time to time to act in a supervisory, oversight, project management or other similar capacity on behalf of Landlord in connection with the design and/or construction of the Tenant Improvements.

(h)           Punch List Work: Minor corrections of construction or decoration details, and minor mechanical adjustments, that are required in order to cause any applicable portion of the Tenant Improvements as constructed to conform to the Approved Plans in all material respects and that do not materially interfere with Tenant's use or occupancy of the Building and the Premises.

(i)           Substantial Completion Certificate: See definition in Paragraph 3(a) hereof.

(j)           Tenant Delay: Any of the following types of delay in the completion of construction of Landlord's TI Work (but in each instance, only to the extent that any of the following has actually and proximately caused substantial completion of Landlord's TI Work to be delayed):

(i)           Any delay resulting from Tenant's failure to furnish, in a timely manner, information reasonably requested by Landlord or by Landlord's Project Manager in connection with the design or construction of Landlord's TI Work, or from Tenant's failure to approve in a timely manner any matters requiring approval by Tenant;

(ii)           Any delay resulting from Tenant Change Requests initiated by Tenant, including any delay resulting from the need to revise any drawings or obtain further governmental approvals as a result of any such Tenant Change Request; or

EXHIBIT B

(iii)           Any delay caused by Tenant (or Tenant's contractors, agents or employees) materially interfering with the performance of Landlord's TI Work, provided that Landlord shall have given Tenant prompt notice of such material interference.

(k)           Tenant Improvements: The improvements to or within the Building shown on the Approved Plans and/or Landlord's Final Working Drawings from time to time and to be constructed by Landlord pursuant to the Lease and this Tenant Work Letter, and any requirements of any governmental authority or its designee relating to the same. The term "Tenant Improvements" does not include the improvements existing in the Building and Premises at the date of execution of the Lease to the extent such elements are not impacted by the Approved Plans, Landlord's final Working Drawings or any requirements of any applicable governmental entity or its designee..

(l)             Unavoidable Delays: Delays due to acts of God, acts of public agencies that were not reasonably foreseeable, labor disputes, strikes, fires, freight embargoes, inability (despite the exercise of due diligence) to obtain supplies, materials, fuels or permits, or other causes or contingencies (excluding financial inability) beyond the reasonable control of Landlord or Tenant, as applicable.

(m)           Capitalized terms not otherwise defined in this Tenant Work Letter shall have the definitions set forth in the Lease.

2.            Plans and Construction. Landlord and Tenant shall comply with the procedures set forth in this Paragraph 2 in preparing, delivering and approving matters relating to the Tenant Improvements.

(a)           Approved Plans and Working Drawings for Landlord's TI Work. Landlord's Architect and project manager has prepared, and Landlord and Tenant have approved, preliminary plans and specifications and a scope of work for the Premises. The most recent mutually approved version of such preliminary plans and specifications and scope of work (the "Landlord's Preliminary Plan") is attached hereto as Schedule 1 and incorporated herein by this reference.  Any items listed on the Landlord's Preliminary Plan as being "alternates" or "tenant items", or "tenant furnished" or "tenant installed" shall be provided, if at all, by Tenant at Tenant's sole cost and expense, and Landlord shall have no obligations with respect thereto. Landlord shall prepare or cause to be prepared (assuming timely delivery by Tenant of all information and decisions reasonably required to be furnished or made by Tenant in order to permit preparation of Landlord's Final Working Drawings, and subject to Tenant Delays and Unavoidable Delays), final detailed working drawings and specifications for the Tenant Improvements constituting Landlord's TI Work, including (as applicable) structural, fire protection, life safety, mechanical and electrical working drawings and final architectural drawings (collectively, "Landlord's Final Working Drawings"). Landlord's Final Working Drawings shall be based on and consistent with the Landlord's Preliminary Plan in all material respects (except as otherwise mutually approved by the parties in their respective discretion). Landlord shall deliver copies of Landlord's Final Working Drawings to Tenant for Tenant's approval and information, and to assist Tenant in preparing plans, specifications and drawings for Tenant's Work as hereinafter set forth.  Tenant shall promptly and diligently either approve the proposed Landlord's Final Working Drawings, or set forth in writing with particularity any changes necessary to bring the aspects of such proposed plans and specifications or proposed Landlord's Final Working Drawings into a form which will be reasonably acceptable to Tenant.  Notwithstanding any other provisions of this paragraph, in no event shall Tenant have the right to object to any aspect of the Landlord's Final Working Drawings (including, but not limited to, any subsequently proposed changes therein from time to time) that is (i) materially consistent with the Landlord's Preliminary Plan, (ii) necessitated by applicable law or as a condition of any governmental or other third-party approvals or consents that are required to be obtained in connection with Landlord's TI Work, or (iii) that is required as a result of unanticipated conditions encountered in the course of construction of Landlord's TI Work, but to the extent Tenant identifies to Landlord any concerns arising out of any such requirements or conditions described in this sentence, Landlord and Tenant shall cooperate reasonably, diligently and in good faith to discuss possible changes in the nature or scope of the Tenant Improvements that might minimize or avoid the effects of such requirements or conditions. Failure of Tenant to deliver to Landlord written notice of disapproval and specification of required changes on or before any deadline reasonably specified by Landlord (which shall not be less than three (3) business days after delivery thereof to Tenant) in delivering an applicable set of plans, specifications and/or drawings to Tenant shall constitute and be deemed to be approval of Landlord's proposed plans and specifications or proposed Landlord's Final Working Drawings, as applicable.

EXHIBIT B

(b)           Construction of Landlord's TI Work. Following completion of Landlord's Final Working Drawings, Landlord shall apply for and use reasonable efforts to obtain the necessary permits and approvals to allow construction of all Tenant Improvements constituting Landlord's TI Work. Upon receipt of such permits and approvals, Landlord shall, at Landlord's expense (subject to Tenant's obligations to pay for the cost of any Tenant required changes to the Landlord's Preliminary Plan or Landlord's Final Working Drawings), construct and complete the Tenant Improvements constituting Landlord's TI Work substantially in accordance with the Landlord's Approved Plans, subject to Unavoidable Delays and Tenant Delays (if any). Such construction shall be performed in a neat, good and workmanlike manner and shall materially conform to all applicable laws, rules, regulations, codes, ordinances, requirements, covenants, conditions and restrictions applicable thereto in force at the time such work is completed.

(c)           Changes.

(i)           If Landlord determines at any time that changes in Landlord's Final Working Drawings or in any other aspect of the Landlord's Approved Plans relating to any item of Landlord's TI Work are required as a result of applicable law or governmental requirements,, or are required at the insistence of any other third party whose approval may be required with respect to the Tenant Improvements, or are required as a result of unanticipated conditions encountered in the course of construction, then Landlord shall promptly (A) advise Tenant of such circumstances and (B) at Landlord's sole cost and expense, cause revised Landlord's Final Working Drawings to be prepared by Landlord's Architect and submitted to Tenant, for Tenant's information, but to the extent Tenant identifies to Landlord any concerns arising out of any such changes, Landlord and Tenant shall cooperate reasonably, diligently and in good faith to make changes in the nature or scope of the Tenant Improvements that might minimize or avoid the effects of such changes.

(ii)           If Tenant at any time desires any changes, alterations or additions to the Landlord's Final Working Drawings or material changes to the Landlord's Preliminary Plan with respect to any of Landlord's TI Work, Tenant shall submit a detailed written request to Landlord specifying such changes, alterations or additions (a "Tenant Change Request"). Upon receipt of any such request, Landlord shall promptly notify Tenant of (A) whether the matters proposed in the Tenant Change Request are approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed by Landlord), (B) Landlord's estimate of the number of days of delay, if any, which shall be caused in Landlord's TI Work by such Tenant Change Request if implemented (including, without limitation, delays due to the need to obtain any revised plans or drawings and any governmental approvals), and (C) Landlord's estimate of the increase, if any, which shall occur in the cost of construction of the Landlord's TI Work affected by such Tenant Change Request if such Tenant Change Request is implemented (including, but not limited to, any costs of compliance with laws or governmental regulations that become applicable because of the implementation of the Tenant Change Request). If Landlord approves the Tenant Change Request and Tenant notifies Landlord in writing, within three (3) business days after receipt of such notice from Landlord, of Tenant's approval of the Tenant Change Request (including the estimated delays and cost increases, if any, described in Landlord's notice), then Landlord shall cause such Tenant Change Request to be implemented and Tenant shall be responsible for all actual costs or cost increases resulting from or attributable to the implementation of the Tenant Change Request, and any delays resulting therefrom shall be deemed to be a Tenant Delay. If Tenant fails to notify Landlord in writing of Tenant's approval of such Tenant Change Request within said three (3) business day period, then such Tenant Change Request shall be deemed to be withdrawn and shall be of no further effect.

(d)           Project Management. Unless and until revoked by Landlord by written notice delivered to Tenant, Landlord hereby (i) delegates to Project Manager the authority to exercise all approval rights, supervisory rights and other rights or powers of Landlord under this Tenant Work Letter with respect to the design and construction of the Tenant Improvements, and (ii) requests that Tenant work with Project Manager with respect to any logistical or other coordination matters arising in the course of construction of the Tenant Improvements, including monitoring Tenant's compliance with its obligations under this Tenant Work Letter and under the Lease with respect to the design and construction of the Tenant Improvements. Tenant acknowledges the foregoing delegation and request, and agrees to cooperate reasonably with Project Manager as Landlord's representative pursuant to such delegation and request.  Fees and charges of Project Manager for such services shall be at Landlord's sole expense except to the extent otherwise expressly provided in this Tenant Work Letter.  Landlord will cause the Project Manager to provide a contact person who shall be the point of contact for Tenant and who shall be responsible for keeping Tenant apprised of the progress of the Tenant Improvements and, if requested by Tenant, who will meet with Tenant on a regular basis (not more often than weekly) to discuss the progress of the Tenant Improvements.

EXHIBIT B

3.            Completion.

(a)           When Landlord receives written certification from Architect that construction of the Tenant Improvements constituting Landlord's TI Work in the Building has been completed in accordance with the Landlord's Approved Plans (except for Punch List Work), Landlord shall prepare and deliver to Tenant a certificate signed by both Landlord and Architect (the "Substantial Completion Certificate") (i) certifying that the construction of the Tenant Improvements constituting Landlord's TI Work in the Building has been substantially completed in a good and workmanlike manner in accordance with the Landlord's Approved Plans in all material respects, subject only to completion of Punch List Work, and specifying the date of that completion, and (ii) certifying that Landlord's TI Work complies in all material respects with all laws, rules, regulations, codes, ordinances, requirements, covenants, conditions and restrictions applicable thereto at the time of such delivery. Upon receipt by Tenant of the Substantial Completion Certificate and tender of possession of the Premises by Landlord to Tenant, and receipt of any certificate of occupancy or its legal equivalent, or other required sign-offs from any applicable governmental authority, allowing the legal occupancy of the Premises, the Tenant Improvements constituting Landlord's TI Work in the Building will be deemed delivered to Tenant and "Ready for Occupancy" for all purposes of the Lease (subject to Landlord's continuing obligations with respect to any Punch List Work, and to any other express obligations of Landlord under the Lease or this Tenant Work Letter with respect to such Tenant Improvements).

(b)           Promptly following delivery of the Substantial Completion Certificate for Landlord's TI Work in the Building, Project Manager or other representatives of Landlord shall conduct one or more "walkthroughs" of the Building with Tenant and Tenant's representatives, to identify any items of Punch List Work that may require correction and to prepare a joint punch list reflecting any such items, following which Landlord shall diligently complete the Punch List Work reflected in such joint punch list. At any time within thirty (30) days after delivery of such Substantial Completion Certificate, Tenant shall be entitled to submit one or more lists to Landlord supplementing such joint punch list by specifying any additional items of Punch List Work to be performed on the applicable Tenant Improvements constituting Landlord's TI Work in the Building, and upon receipt of such list(s), Landlord shall diligently complete such additional Punch List Work. Promptly after Landlord provides Tenant with the Substantial Completion Certificate and completes all applicable Punch List Work for the Building, Landlord shall cause the recordation of a Notice of Completion (as defined in Section 3093 of the California Civil Code or applicable successor statute) with respect to Landlord's TI Work in the Building.

(c)           All construction, product and equipment warranties and guaranties obtained by Landlord with respect to Landlord's TI Work shall, to the extent reasonably obtainable, include a provision that such warranties and guaranties shall also run to the benefit of Tenant, and Landlord shall cooperate with Tenant in a commercially reasonable manner to assist in enforcing all such warranties and guaranties for the benefit of Tenant.  In addition to the foregoing, Landlord will warrant that the Building Systems and Landlord's TI Work are free from defects for a period of one (1) year after the date the Premises are Ready for Occupancy.  In the event of any breach of the foregoing warranty, as Tenant's sole remedy for such breach, Landlord will repair any such defects at no cost to Tenant.

(d)           Notwithstanding any other provisions of this Tenant Work Letter or of the Lease, if Landlord is delayed in substantially completing any of Landlord's TI Work as a result of any Tenant Delay, then notwithstanding any other provisions of the Lease to the contrary, the Premises shall be deemed to have been Ready for Occupancy on the date the Premises would have been Ready for Occupancy absent such Tenant Delay.

(e)           Landlord shall not require Tenant to remove any of the Tenant Improvements to the extent shown on Landlord's Preliminary Plan attached hereto as Schedule 1.

EXHIBIT B

4.            Payment of Costs.  Except as otherwise expressly provided in this Tenant Work Letter or in the Lease or by mutual written agreement of Landlord and Tenant, the cost of construction of the Tenant Improvements shall be paid by Landlord.

5.            No Agency. Nothing contained in this Tenant Work Letter shall make or constitute Tenant as the agent of Landlord.

6.            Tenant Access.  Provided that Tenant and its agents do not interfere with Contractor's work in the Building and the Premises, Contractor shall allow Tenant access to the Premises for the purpose of Tenant installing equipment or fixtures (including Tenant's data and telephone equipment) in the Premises and doing business.  Prior to Tenant's entry into the Premises as permitted by the terms of this Section 6, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant's entry.  Tenant shall be responsible for the costs of any utilities associated with Tenant's access to the Premises prior to the Lease Commencement Date.  Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant's actions pursuant to this Section 6.

7.            Miscellaneous. All references in this Tenant Work Letter to a number of days shall be construed to refer to calendar days, unless otherwise specified herein. In all instances where Landlord's or Tenant's approval is required, if no written notice of disapproval is given within the applicable time period, at the end of that period Landlord or Tenant shall be deemed to have given approval (unless the provision requiring Landlord's or Tenant's approval expressly states that non-response is deemed to be a disapproval or withdrawal of the pending action or request, in which event such express statement shall be controlling over the general statement set forth in this sentence) and the next succeeding time period shall commence. If any item requiring approval is disapproved by Landlord or Tenant (as applicable) in a timely manner, the procedure for preparation of that item and approval shall be repeated.

EXHIBIT B

SCHEDULE 1 TO EXHIBIT B

LANDLORD'S PRELIMINARY PLAN AND SCOPE OF WORK

FIRST LEVEL FLOOR PLAN

LEGEND:

FLOOR PLAN KEYNOTES:

DES
ARCHITECTS
ENGINEERS

COMPUGEN

250 East Grand Ave.
South San Francisco,
California, 94080

FIRST LEVEL
FLOOR PLAN

0000.000

A2.01

EXHIBIT B

250 E. Grand - Compugen TI Scope List

1.	Based on DES floor plan dated 11/21/13 for Office & Lab space
2.	(9) skylights & sheetrock wells
3.
VCT at all Labs 1 & 2, TC Labs 1, 2 & 3, Shipping/Receiving, Chem. Storage, Lab Storage, Cold Room, Equipment Room, Freezer Room, FACS Lab, Protein Production Lab, Lab Hallway, IT/Server Room, Storage Room, Break Room and Janitor’s Closet.

4.	Carpet tiles at Lobby, Open Office Area, Private Offices, Shared Offices, Conference Room, Board Room, Small Storage closet adjacent to Board Room, and Copy Room.
5.	New Men’s and Women’s Restrooms with (1) shower each, wet walls and ceramic tile floors.
6.	11 foot ceilings with standard 2×4 ceiling tiles and 2×4 lighting throughout.
7.	Rough-in for data; cabling by tenant.
8.	Window coverings for exterior windows.
9.	All HVAC units to be replaced.

Office Areas consisting of:

10.	Lobby/Reception; furniture by tenant.
11.	Open Office with space for (20) 6’×8’ cubicles (cubicles by tenant). Junction boxes provided at ceiling (cubicle connection by tenant). Rough-in for data (cabling by tenant).
12.	Area for (6) workstations (furniture by tenant). Power and data provided for connection to furniture system.
13.	(6) Private Offices each with glass wall, standard power and rough-in for data.
14.	(4) Shared Offices each with glass wall, standard and rough-in for data.
15.	CEO Office with glass wall.
16.	Conference Room with two doors and one glass wall, standard power and rough-in for data. Manual mecho shade.
17.	Board Room with glass wall and Storage Closet, standard power and rough-in for data. Manual mecho shade.
18.
Break Room: Upper and lower cabinetry with one sink, disposal and water line for coffee maker and water line for refrigerator. Countertop adjacent to window facing hallway. Dishwasher included; Refrigerator, coffee maker and furniture by Tenant, Doorway to open office hallway, and (1) door to lab hallway.

19.	Copy area with upper and lower cabinetry. Standard power and rough-in for data.
20.	IT/Server Room with ductless split system and VCT flooring
21.	Office Storage Room with VCT flooring.
22.	New exterior glass door to match existing adjacent to Conference Room and Shared Office.

Lab Areas consisting of:

23.	Lab #1: With mobile benches, (3) sinks, (2) doors, and clerestory windows at hallway. Power outlets for Freezers and Refrigerator (equipment and flammable cabinet by tenant). (3) VAC outlets.
24.
Lab #2: With mobile benches, (2) sinks, (1) fume hood, (2) doors, and clerestory windows at hallway. Power outlets for Freezers and Incubators (equipment and flammable cabinet by tenant). (4) VAC outlets.

25.	TC Lab #1: Mobile benches, (1) sink, 4 biosafety cabinets (by tenant), (2) doors, and clerestory windows at hallway. Power outlets for Freezers, Refrigerators and Incubators (equipment by tenant).
26.	TC Lab #2: Mobile benches, (1) sink, (2) biosafety cabinets (by tenant), (1) door, and clerestory windows at hallway. Power outlets for Freezers and Incubators (equipment by tenant). (4) VAC outlets.
27.	TC Lab #3: Mobile benches, (1) sink, (1) door, (1) biosafety cabinet (by tenant). Clerestory window at hallway. Power outlets for Freezers and Incubators (equipment by tenant). (2) VAC outlets.
28.	Protein Production lab with (1) sink, and mobile benches. Clerestory window at hallway. (1) VAC outlet.
29.	Installation of (7) tenant furnished biosafety cabinets in TC Labs 1, 2 and 3. Power supply for biosafety cabinets. No ventilation required to exterior.

EXHIBIT B

30.	FACS Lab with (1) sink and mobile benches.
31.	Chemical Storage Room with (1) 6’ fume hood and storage for flammable cabinets (cabinets by tenant).
32.	Lab Storage Room
33.	Shipping and Receiving with CO2 tank rack and changeover manifold (tanks by tenant). Process piping for CO2 only to incubators at TC #1, TC #2 and TC #3. Door to exterior loading area.
34.	Equipment Room for VAC and CDA. VAC outlets at labs including: (4) at TC #2, (2) at TC #3, (3) at Lab #1, (4) Lab #2 and (1) at Protein Production Lab.
35.	Freezer Room for Freezers, LN2 and Ice machine. Water and power provided for ice machine. Ice machine, freezers, and LN2 tank by tenant.
36.	Cold Room with direct access to S/R.
37.	Distilled water tap at (1) sink per lab.
38.	Glass lites at all lab doors.
39.	(3) Eyewash /Safety Shower combinations.
40.	Positive pressure at TC Labs.
41.	Recirculated air at all lab areas.
42.	Emergency power including: Equipment Room, all refrigerators and freezers in Labs and (4) emergency outlets at each lab.
43.	Epoxy sinks with domestic cold water & domestic hot water as depicted on floor plan.
44.	Electrical Room

EXCLUDES:
1.	IT Cabling
2.	Furniture
3.	Ceiling service panels, specialty gas piping/outlets/gas manifolds, free-standing lab equipment (freezers, etc.) depicted on floor plan, unless otherwise noted above
4.	Signage, other than code required
5.	Security system
EXHIBIT B

EXHIBIT C

BRITANNIA POINTE GRAND BUSINESS PARK

NOTICE OF LEASE TERM DATES

To:	_______________________

_______________________

_______________________

_______________________

Re:
Lease dated ____________, 20__ between ____________________, a _____________________ ("Landlord"), and _______________________, a _______________________ ("Tenant") concerning Suite ______ on floor(s) __________ of the building located at  ___________________________, California.

Gentlemen:

In accordance with the Lease (the "Lease"), we wish to advise you and/or confirm as follows:

1.	The Lease Term shall commence on or has commenced on _____________ for a term of _______________ ending on _______________.

2.	Rent commenced to accrue on ____________, in the amount of ____________.

3.
If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment.  Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

4.	Your rent checks should be made payable to __________ at ______________.

5.	The exact number of rentable/usable square feet within the Premises is _________ square feet.

6.	Tenant's Share as adjusted based upon the exact number of usable square feet within the Premises is ____________%.

"Landlord": ________________________________, a_______________________________ By:_______________________________ Its:___________________________

EXHIBIT C

Agreed to and Accepted as of____________ 20_ . "Tenant": _______________________________ a ______________________________ By: ____________________________ Its:___________________________

EXHIBIT C

EXHIBIT D

BRITANNIA POINTE GRAND BUSINESS PARK

FORM OF TENANT'S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Lease (the "Lease") made and entered into as of ___________, 20___ by and between _______________ as Landlord, and the undersigned as Tenant, for Premises consisting of a portion of the building located at ______________________________, California, certifies as follows:

1.           Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto.  The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2.           The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on __________, and the Lease Term expires on ___________, and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.

3.           Base Rent became payable on ____________.

4.           The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

5.           Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6.           Intentionally omitted..

7.           All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through ___________.  The current monthly installment of Base Rent is $_____________________.

8.           All conditions of the Lease to be performed by Landlord necessary to the effectiveness of the Lease have been satisfied and to Tenant's knowledge Landlord is not in default thereunder.  In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.

9.           No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.

10.         As of the date hereof, Tenant has no actual knowledge of any existing defenses or offsets, or, to the undersigned's knowledge, claims or any basis for a claim, that the undersigned has against Landlord.

11.         If Tenant is a corporation or partnership, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

12.         To Tenant's actual knowledge, here are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.

EXHIBIT D

13.           Tenant is in material compliance with all federal, state and local laws, ordinances, rules and regulations affecting its use of the Premises, including, but not limited to, those laws, ordinances, rules or regulations relating to hazardous or toxic materials.  To the undersigned's knowledge, Tenant has never permitted or suffered, nor does Tenant have any knowledge of, the generation, manufacture, treatment, use, storage, disposal or discharge of any hazardous, toxic or dangerous waste, substance or material in, on, under or about the Project or the Premises or any adjacent premises or property in violation of any federal, state or local law, ordinance, rule or regulation.

14.           To the undersigned's knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.  All work (if any) in the common areas required by the Lease to be completed by Landlord has been completed and all parking spaces required by the Lease have been furnished and/or all parking ratios required by the Lease have been met.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at ______________ on the ____ day of ___________, 20__.

"Tenant": _____________________________, a____________________________ By: __________________________ Its:__________________________ By: ____________________________ Its: __________________________

EXHIBIT D

EXHIBIT E

BRITANNIA POINTE GRAND BUSINESS PARK

ENVIRONMENTAL QUESTIONNAIRE

ENVIRONMENTAL QUESTIONNAIRE

FOR COMMERCIAL AND INDUSTRIAL PROPERTIES

Property Name:	Property Address:

Instructions:  The following questionnaire is to be completed by the Lessee representative with knowledge of the planned operations for the specified building/location.  Please print clearly and attach additional sheets as necessary.

1.0           PROCESS INFORMATION

Describe planned use, and include brief description of manufacturing processes employed.

2.0           HAZARDOUS MATERIALS

Are hazardous materials used or stored?  If so, continue with the next question.  If not, go to Section 3.0.

2.1	Are any of the following materials handled on the Property?	Yes ☐ No ☐

(A material is handled if it is used, generated, processed, produced, packaged, treated, stored, emitted, discharged, or disposed.)  If so, complete this section.  If this question is not applicable, skip this section and go on to Section 5.0.

☐	Explosives	☐	Fuels	☐	Oils
☐	Solvents	☐	Oxidizers	☐	Organics/Inorganics
☐	Acids	☐	Bases	☐	Pesticides
☐	Gases	☐	PCBs	☐	Radioactive Materials
☐	Other (please specify)

2-2.
If any of the groups of materials checked in Section 2.1, please list the specific material(s), use(s), and quantity of each chemical used or stored on the site in the Table below.  If convenient, you may substitute a chemical inventory and list the uses of each of the chemicals in each category separately.

Material	Physical State (Solid, Liquid, or Gas)	Usage	Container Size	Number of Containers	Total Quantity

2-3.	Describe the planned storage area location(s) for these materials. Please include site maps and drawings as appropriate.

EXHIBIT E

3.0           HAZARDOUS WASTES

Are hazardous wastes generated?    Yes  No

If yes, continue with the next question.  If not, skip this section and go to section 4.0.

3.1	Are any of the following wastes generated, handled, or disposed of (where applicable) on the Property?

☐ Hazardous wastes	☐ Industrial Wastewater
☐ Waste oils	☐ PCBs
☐ Air emissions	☐ Sludges
☐ Regulated Wastes	☐ Other (please specify)

3-2.	List and quantify the materials identified in Question 3-1 of this section.

WASTE GENERATED	RCRA listed Waste?	SOURCE	APPROXIMATE MONTHLY QUANTITY	WASTE CHARACTERIZATION	DISPOSITION

3-3.	Please include name, location, and permit number (e.g. EPA ID No.) for transporter and disposal facility, if applicable). Attach separate pages as necessary.

Transporter/Disposal Facility Name	Facility Location	Transporter (T) or Disposal (D) Facility	Permit Number

3-4.	Are pollution controls or monitoring employed in the process to prevent or minimize the release of wastes into the environment?	Yes ☐ No ☐

3-5.	If so, please describe.

4.0	USTS/ASTS

4.1
Are underground storage tanks (USTs), aboveground storage tanks (ASTs), or associated pipelines used for the storage of petroleum products, chemicals, or liquid wastes present on site (lease renewals) or required for planned operations (new tenants)?
Yes ☐ No ☐

If not, continue with section 5.0.  If yes, please describe capacity, contents, age, type of the USTs or ASTs, as well any associated leak detection/spill prevention measures.  Please attach additional pages if necessary.

Capacity	Contents	Year Installed	Type (Steel, Fiberglass, etc)	Associated Leak Detection / Spill Prevention Measures*

*Note:	The following are examples of leak detection / spill prevention measures:

Integrity testing	Inventory reconciliation	Leak detection system
Overfill spill protection	Secondary containment	Cathodic protection

EXHIBIT E

4-2.	Please provide copies of written tank integrity test results and/or monitoring documentation, if available.

4-3.	Is the UST/AST registered and permitted with the appropriate regulatory agencies?	Yes ☐ No ☐

If so, please attach a copy of the required permits.

4-4.
If this Questionnaire is being completed for a lease renewal, and if any of the USTs/ASTs have leaked, please state the substance released, the media(s) impacted (e.g., soil, water, asphalt, etc.), the actions taken, and all remedial responses to the incident.

4-5.
If this Questionnaire is being completed for a lease renewal, have USTs/ASTs been removed from the Property?

If yes, please provide any official closure letters or reports and supporting documentation (e.g., analytical test results, remediation report results, etc.).
Yes ☐ No ☐

4-6.	For Lease renewals, are there any above or below ground pipelines on site used to transfer chemicals or wastes?	Yes ☐ No ☐

For new tenants, are installations of this type required for the planned operations?	Yes ☐ No ☐

If yes to either question, please describe.

5.0           ASBESTOS CONTAINING BUILDING MATERIALS

Please be advised that an asbestos survey may have been performed at the Property.  If provided, please review the information that identifies the locations of known asbestos containing material or presumed asbestos containing material.  All personnel and appropriate subcontractors should be notified of the presence of these materials, and informed not to disturb these materials.  Any activity that involves the disturbance or removal of these materials must be done by an appropriately trained individual/contractor.

6.0           REGULATORY

6-1.	Does the operation have or require a National Pollutant Discharge Elimination System (NPDES) or equivalent permit?	Yes ☐ No ☐

If so, please attach a copy of this permit.

6-2.	Has a Hazardous Materials Business Plan been developed for the site?	Yes ☐ No ☐

If so, please attach a copy.

EXHIBIT E

CERTIFICATION

I am familiar with the real property described in this questionnaire.  By signing below, I represent and warrant that the answers to the above questions are complete and accurate to the best of my knowledge.  I also understand that Lessor will rely on the completeness and accuracy of my answers in assessing any environmental liability risks associated with the property.

Signature:

Name:

Title:

Date:

Telephone:

EXHIBIT E

EXHIBIT F

BRITANNIA POINTE GRAND BUSINESS PARK

FORM OF GUARANTY OF LEASE

THIS GUARANTY OF LEASE (this "Guaranty") is made as of November ___, 2013, by COMPUGEN, LTD. (the "Guarantor"), whose address is as set forth in Section 10 hereof, in favor of BRITANNIA POINTE GRAND LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord").

WHEREAS, Landlord and COMPUGEN USA, INC., a Delaware corporation ("Tenant") desire to enter into that certain Lease dated November ___, 2013 (the "Lease") concerning the premises on the ground floor, Suite 65, of the building located at 250 East Grand, South San Francisco, California;

WHEREAS, Guarantor has a financial interest in the Tenant; and

WHEREAS, Landlord would not execute the Lease if Guarantor did not execute and deliver to Landlord this Guaranty.

NOW, THEREFORE, for and in consideration of the execution of the foregoing Lease by Landlord and as a material inducement to Landlord to execute said Lease, Guarantor hereby absolutely, presently, continually, unconditionally and irrevocably guarantees the prompt payment by Tenant of all rentals and other sums payable by Tenant under said Lease and the faithful and prompt performance by Tenant of each and every one of the terms, conditions and covenants of said Lease to be kept and performed by Tenant, and further agrees as follows:

1.           It is specifically agreed and understood that the terms, covenants and conditions of the Lease may be altered, affected, modified, amended, compromised, released or otherwise changed by agreement between Landlord and Tenant, or by course of conduct and Guarantor does guaranty and promise to perform all of the obligations of Tenant under the Lease as so altered, affected, modified, amended, compromised, released or changed and the Lease may be assigned by or with the consent of Landlord or any assignee of Landlord without consent or notice to Guarantor and that this Guaranty shall thereupon and thereafter guaranty the performance of said Lease as so changed, modified, amended, compromised, released, altered or assigned; provided, however, if notice and consent of Guarantor is not sought, Guarantor shall not be responsible for increased obligations with respect to the Lease as so modified, renewed, extended, amended or otherwise affected.

2.           This Guaranty shall not be released, modified or affected by failure or delay on the part of Landlord to enforce any of the rights or remedies of Landlord under the Lease, whether pursuant to the terms thereof or at law or in equity, or by any release of any person liable under the terms of the Lease (including, without limitation, Tenant) or any other guarantor, including without limitation, any other Guarantor named herein, from any liability with respect to Guarantor's obligations hereunder.

3.           Guarantor's liability under this Guaranty shall continue until all rents due under the Lease have been paid in full in cash and until all other obligations to Landlord have been satisfied, and shall not be reduced by virtue of any payment by Tenant of any amount due under the Lease.  If all or any portion of Tenant's obligations under the Lease is paid or performed by Tenant, the obligations of Guarantor hereunder shall continue and remain in full force and effect in the event that all or any part of such payment(s) or performance(s) is avoided or recovered directly or indirectly from Landlord as a preference, fraudulent transfer or otherwise.

4.           Guarantor warrants and represents to Landlord that Guarantor has reviewed and approved copies of the Lease and is fully informed of the remedies Landlord may pursue, with or without notice to Tenant, in the event of default under the Lease.  So long as any of the Guarantor's obligations hereunder remains unsatisfied or owing to Landlord, Guarantor shall keep fully informed as to all aspects of Tenant's financial condition and the performance of said obligations.

EXHIBIT F

5.           Guarantor hereby covenants and agrees with Landlord that if a default shall at any time occur in the payment of any sums due under the Lease by Tenant or in the performance of any other obligation of Tenant under the Lease, Guarantor shall and will forthwith upon demand pay such sums and any arrears thereof, to Landlord in legal currency of the United States of America for payment of public and private debts, and take all other actions necessary to cure such default and perform such obligations of Tenant.

6.           The liability of Guarantor under this Guaranty is a guaranty of payment and performance with respect to any monetary and non-monetary obligations of Tenant under the Lease upon an event of default by Tenant with respect to such obligations.

7.           Guarantor hereby waives and agrees not to assert or take advantage of to the extent permitted by law:  (i) all notices to Guarantor, to Tenant, or to any other person, including, but not limited to, notices of the acceptance of this Guaranty or the creation, renewal, extension, assignment, modification or accrual of any of the obligations owed to Landlord under the Lease and, except to the extent set forth in Section 9 hereof, enforcement of any right or remedy with respect thereto, and notice of any other matters relating thereto; (ii) notice of acceptance of this Guaranty; (iii) demand of payment, presentation and protest; (iv) any right to require Landlord to apply to any default any security deposit or other security it may hold under the Lease; (v) intentionally omitted; (vi) any right or defense that may arise by reason of the incapability, lack of authority, death or disability of Tenant or any other person; (vii) all principles or provisions of law which conflict with the terms of this Guaranty, and (viii) any other rights and defenses that are or may become available to Guarantor by reason of Sections 2787 through 2855, inclusive, of the California Civil Code.  Guarantor further agrees that Landlord may enforce this Guaranty upon the occurrence of a default under the Lease, notwithstanding any dispute between Landlord and Tenant with respect to the existence of said default or performance of the obligations under the Lease or any counterclaim, set-off or other claim which Tenant may allege against Landlord with respect thereto; provided that (a) Guarantor may assert the defense of Tenant's payment and performance under the Lease as a defense hereunder, and (b) Landlord's default under the Lease shall excuse Guarantor's performance to the same extent it would excuse Tenant's performance under the Lease.  Moreover, Guarantor agrees that Guarantor's obligations shall not be affected by any circumstances which constitute a legal or equitable discharge of a guarantor or surety.

8.           Guarantor agrees that Landlord may enforce this Guaranty without the necessity of proceeding against Tenant or any other guarantor.  Guarantor hereby waives the right to require Landlord to proceed against Tenant, to proceed against any other guarantor, to exercise any right or remedy under the Lease or to pursue any other remedy or to enforce any other right.

9.           (a)           Guarantor agrees that nothing contained herein shall prevent Landlord from suing on the Lease or from exercising any rights available to it thereunder and that the exercise of any of the aforesaid rights shall not constitute a legal or equitable discharge of Guarantor.  Without limiting the generality of the foregoing, Guarantor hereby expressly waives any and all benefits under California Civil Code § § 2809, 2810, 2815, 2819, 2821, 2822, 2824, 2839, 2845, 2847, 2848, 2849, 2850, 2855, 2899 and 3433.

(b)           Guarantor agrees that Guarantor shall have no right of subrogation against Tenant or any right of contribution against any other guarantor unless and until all amounts due under the Lease have been paid in full and all other obligations under the Lease have been satisfied.  Guarantor further agrees that, to the extent the waiver of Guarantor's rights of subrogation and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation Guarantor may have against Tenant shall be junior and subordinate to any rights Landlord may have against Tenant, and any rights of contribution Guarantor may have against any other guarantor shall be junior and subordinate to any rights Landlord may have against such other guarantor.

(c)           The obligations of Guarantor under this Guaranty shall not be altered, limited or affected by any case, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Tenant or any defense which Tenant may have by reason of order, decree or decision of any court or administrative body resulting from any such case.  Landlord shall have the sole right to accept or reject any plan on behalf of Guarantor proposed in such case and to take any other action which Guarantor would be entitled to take, including, without limitation, the decision to file or not file a claim.  Guarantor acknowledges and agrees that any payment which accrues with respect to Tenant's obligations under the Lease (including, without limitation, the payment of rent) after the commencement of any such proceeding (or, if any such payment ceases to accrue by operation of law by reason of the commencement of such proceeding, such payment as would have accrued if said proceedings had not been commenced) shall be included in Guarantor's obligations hereunder because it is the intention of the parties that said obligations should be determined without regard to any rule or law or order which may relieve Tenant of any of its obligations under the Lease.  Guarantor hereby permits any trustee in bankruptcy, receiver, debtor-in-possession, assignee for the benefit of creditors or similar person to pay Landlord, or allow the claim of Landlord in respect of, any such payment accruing after the date on which such proceeding is commenced.  Guarantor hereby assigns to Landlord Guarantor's right to receive any payments from any trustee in bankruptcy, receiver, debtor-in-possession, assignee for the benefit of creditors or similar person by way of dividend, adequate protection payment or otherwise.

EXHIBIT F

10.           Any notice, statement, demand, consent, approval or other communication required or permitted to be given, rendered or made by either party to the other, pursuant to this Guaranty or pursuant to any applicable law or requirement of public authority, shall be in writing (whether or not so stated elsewhere in this Guaranty) and shall be deemed to have been properly given, rendered or made only if hand-delivered or sent by recognized international courier (such as Federal Express or UPS) which provides proof of delivery, addressed to the other party at its respective address set forth below, and shall be deemed to have been given, rendered or made on the day it is hand-delivered the date delivery is received or refused.  By giving notice as provided above, either party may designate a different address for notices, statements, demands, consents, approvals or other communications intended for it.

To Guarantor:	[NOTE TO GUARANTOR – PLEASE PROVIDE ____________________________ ____________________________ ____________________________ ____________________________]

To Landlord:	Brittania Pointe Grand Limited Partnership
c/o HCP, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, CA 90806
Attention: Legal Department

with a copy to:

HCP Life Science Estates
c/o HCP, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, CA  90806-2473
Attn:  Legal Department

and

Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars, Suite 1800
Los Angeles, California 90067
Attention:  Anton N. Natsis, Esq.

EXHIBIT F

11.           Guarantor represents and warrants to Landlord as follows:

(a)           No consent of any other person, including, without limitation, any creditors of Guarantor, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by Guarantor in connection with this Guaranty or the execution, delivery, performance, validity or enforceability of this Guaranty and all obligations required hereunder (or Guarantor will obtain such consent or cause such filing to be made).  This Guaranty has been duly executed and delivered by Guarantor, and constitutes the legally valid and binding obligation of Guarantor enforceable against such Guarantor in accordance with its terms.

(b)           The execution, delivery and performance of this Guaranty will not violate any provision of any existing law or regulation binding on Guarantor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on Guarantor, or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which Guarantor is a party or by which Guarantor or any of Guarantor's assets may be bound, and will not result in, or require, the creation or imposition of any lien on any of Guarantor's property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract, or other agreement, instrument or undertaking.

12.           The obligations of Tenant under the Lease to execute and deliver estoppel statements, as therein provided, shall be deemed to also require the Guarantor hereunder to do and provide the same relative to Guarantor.

13.           This Guaranty shall be binding upon Guarantor, Guarantor's heirs, representatives, administrators, executors, successors and assigns and shall inure to the benefit of and shall be enforceable by Landlord, its successors, endorsees and assigns.  Any married person executing this Guaranty agrees that recourse may be had against community assets and against his separate property for the satisfaction of all obligations herein guaranteed.  As used herein, the singular shall include the plural, and the masculine shall include the feminine and neuter and vice versa, if the context so requires.

14.           The term "Landlord" whenever used herein refers to and means the Landlord specifically named in the Lease and also any assignee of said Landlord, whether by outright assignment or by assignment for security, and also any successor to the interest of said Landlord or of any assignee in the Lease or any part thereof, whether by assignment or otherwise.  So long as the Landlord's interest in or to the Premises (as that term is used in the Lease) or the rents, issues and profits therefrom, or in, to or under the Lease, are subject to any mortgage or deed of trust or assignment for security, no acquisition by Guarantor of the Landlord's interest in the Premises or under the Lease shall affect the continuing obligations of Guarantor under this Guaranty, which obligations shall continue in full force and effect for the benefit of the mortgagee, beneficiary, trustee or assignee under such mortgage, deed of trust or assignment, or any purchaser at sale by judicial foreclosure or under private power of sale, and of the successors and assigns of any such mortgagee, beneficiary, trustee, assignee or purchaser.

15.           The term "Tenant" whenever used herein refers to and means the Tenant in the Lease specifically named and also any assignee or sublessee of said Lease and also any successor to the interests of said Tenant, assignee or sublessee of such Lease or any part thereof, whether by assignment, sublease or otherwise.

16.           Notwithstanding contrary provisions of this Guaranty, in the event that (i) Landlord consents to an assignment of the Lease by the Tenant or Tenant performs a Permitted Transfer in accordance with Section 14 of the Lease (either transfer, a “Permitted Transfer”), and (ii) at the time of the Permitted Transfer: (a) there is no Default; (b) Guarantor has faithfully performed and observed any and all guaranteed obligations which may have arisen prior to the effective date of the Permitted Transfer; and, (c) an entity or individual with a net worth (as demonstrated by audited financial statements prepared in accordance with generally accepted accounting principles) equal to or greater than the guarantor named above has agreed to assume the obligations of the Guarantor under this Guaranty that arise after the effective date of the Permitted Transfer, then the Guarantor named in this Guaranty shall be released from any continuing liability or obligation under this Guaranty that may arise after the effective date of the Permitted Transfer.  The foregoing will not in any way limit or release the Guarantor for any guaranteed obligations that arose prior to the effective date of the Permitted Transfer.

17.           In the event of any dispute or litigation regarding the enforcement or validity of this Guaranty, Guarantor shall be obligated to pay all charges, costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by Landlord, whether or not any action or proceeding is commenced regarding such dispute and whether or not such litigation is prosecuted to judgment.

EXHIBIT F

18.           This Guaranty shall be governed by and construed in accordance with the laws of the State of California, and in a case involving diversity of citizenship, shall be litigated in and subject to the jurisdiction of the courts of California.

19.           Every provision of this Guaranty is intended to be severable.  In the event any term or provision hereof is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

20.           This Guaranty may be executed in any number of counterparts each of which shall be deemed an original and all of which shall constitute one and the same Guaranty with the same effect as if all parties had signed the same signature page.  Any signature page of this Guaranty may be detached from any counterpart of this Guaranty and re-attached to any other counterpart of this Guaranty identical in form hereto but having attached to it one or more additional signature pages.

21.           No failure or delay on the part of either party to exercise any power, right or privilege under this Guaranty shall impair any such power, right or privilege, or be construed to be a waiver of any default or any acquiescence therein, nor shall any single or partial exercise of such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

22.           This Guaranty shall constitute the entire agreement between Guarantor and the Landlord with respect to the subject matter hereof.  No provision of this Guaranty or right of Landlord hereunder may be waived nor may Guarantor be released from any obligation hereunder except by a writing duly executed by an authorized officer, director or trustee of Landlord.

EXHIBIT F

22.           The liability of Guarantor and all rights, powers and remedies of Landlord hereunder and under any other agreement now or at any time hereafter in force between Landlord and Guarantor relating to the Lease shall be cumulative and not alternative and such rights, powers and remedies shall be in addition to all rights, powers and remedies given to Landlord by law.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the day and year first above written

COMPUGEN LTD.

By:	/s/

Print Name

Its:

By:

Print Name

Its:

EXHIBIT F

LEASE

BRITANNIA POINTE GRAND BUSINESS PARK

BRITANNIA POINTE GRAND LIMITED PARTNERSHIP,

a Delaware limited partnership,

as Landlord,

and

COMPUGEN USA, INC.,

a Delaware corporation,

as Tenant.

TABLE OF CONTENTS

EXHIBITS
A	OUTLINE OF PREMISES
B	TENANT WORK LETTER
C	FORM OF NOTICE OF LEASE TERM DATES
D	FORM OF TENANT'S ESTOPPEL CERTIFICATE
E	ENVIRONMENTAL QUESTIONNAIRE
F	FORM OF GUARANTY OF LEASE

(i)

INDEX

Page(s)
Abatement Event	21
Advocate Arbitrators	8
Affiliate Assignee	30
Alterations	22
Applicable Laws	36
Base Rent	9
Brokers	41
Building	4
Common Areas	5
Comparable Buildings	8
Contemplated Effective Date	29
Contemplated Transfer Space	29
Direct Expenses	10
Effective Termination Date	5
Eligibility Period	21
Emergency Generator	20
Estimate	14
Estimate Statement	14
Estimated Direct Expenses	14
Excluded Expenses	9
Existing Hazardous Materials	17
Expense Year	10
First Offer Commencement Date	6
First Offer Notice	6
First Offer Rent	6
First Offer Space	6
Force Majeure	39
Force Majeure Delay	5
Intention to Transfer Notice	29
Landlord	1
Landlord Parties	24
Lease	1
Lease Commencement Date	7
Lease Expiration Date	7
Lease Term	7
Lease Year	7
Lines	35
Mail	40
Neutral Arbitrator	8
Nine Month Period	29
Notices	40
Objectionable Name	36
Operating Expenses	10
Option Rent	7
Original Tenant	5
Outside Agreement Date	8
Outside Date Termination Notice	5
Permitted Transfer	30
Permitted Transferee	30
Premises	4

(ii)

Page(s)
Project,	4
Security Deposit	35
Sign Specifications	35
Statement	14
Subject Space	28
Summary	1
Superior Holders	32
Superior Right Holder	6
Tax Expenses	13
Tenant	1
Tenant Work Letter	4
Tenant's Share	13
Transfer Notice	28
Transferee	28

(iii)